UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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    Nutrisystem, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 25, 2013

To our Stockholders:

You are cordially invited to attend our 2013 Annual Meeting of Stockholders on Wednesday, June 5, 2013 at 10:00 a.m. (EDT) at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, PA 19103. During the meeting, we will discuss each item of business described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, update you on important developments in our business and respond to any questions that you may have about us.

Information about the matters to be acted on at the meeting is contained in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. Also enclosed herewith is your proxy card, which includes instructions for voting, and our 2012 Annual Report.

Your vote is extremely important.

You may vote by telephone or the Internet, as described in the instructions printed on the enclosed proxy card; by using the enclosed proxy card; or by voting in person at the meeting. Whether or not you expect to attend the Annual Meeting, please vote your shares.

I hope you will find it possible to participate in the meeting.

Best regards,

/s/ Michael J. Hagan

Michael J. Hagan
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 5, 2013

To the Stockholders of Nutrisystem, Inc.:

Our Annual Meeting of Stockholders (the “Annual Meeting”) will be held at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, PA 19103, on Wednesday, June 5, 2013 at 10:00 a.m. (EDT). At the Annual Meeting, stockholders will be asked to:

1.	Elect our Board of Directors;

2.	Ratify KPMG LLP as our independent registered public accounting firm;

3.	Approve our Named Executive Officer compensation; and

4.	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Our Board of Directors unanimously recommends that you vote “FOR” the election of the Board’s director nominees (Proposal 1), “FOR” the proposal to ratify KPMG LLP as Nutrisystem’s independent registered public accounting firm for the year ending December 31, 2013 (Proposal 2), and “FOR” the approval of the compensation of our Named Executive Officers (Proposal 3).

Our Board of Directors has fixed the close of business on April 8, 2013 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Whether or not you expect to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided or grant your proxy by telephone or Internet by following the instructions printed on the enclosed proxy card.

By Order of the Board of Directors,

/s/ Ralph J. Mauro

Ralph J. Mauro
Secretary

Fort Washington, Pennsylvania

April 25, 2013

NUTRISYSTEM, INC.

PROXY STATEMENT

This Proxy Statement and the enclosed form of proxy card, the foregoing Notice of Annual Meeting of Stockholders, and our enclosed 2012 Annual Report (the “Annual Report”), which are first being mailed to stockholders on or about May 3, 2013, are furnished in connection with the solicitation by the Board of Directors (the “Board”) of Nutrisystem, Inc., a Delaware corporation (“Nutrisystem” or the “Company”), for use at our 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, PA 19103, on Wednesday, June 5, 2013 at 10:00 a.m. (EDT), and at any adjournment or postponement thereof. Only stockholders of record at the close of business on April 8, 2013 (the “Record Date”) shall be entitled to notice of, and to vote at, the Annual Meeting.

Our Board unanimously recommends that you vote “FOR” the election of the Board’s director nominees, “FOR” the proposal to ratify KPMG LLP as Nutrisystem’s independent registered public accounting firm for the year ending December 31, 2013 (Proposal 2), and “FOR” the approval of the compensation of our Named Executive Officers (Proposal 3).

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 5, 2013:

This Proxy Statement and the enclosed form of proxy card, and the enclosed Annual Report, are available at: https://materials.proxyvote.com/67069D.

Other Matters	44

Section 16(a) Beneficial Ownership Reporting Compliance	44

Related Party Transactions	44

Annual Report	44

General Information About the Annual Meeting and Voting

Why are you receiving these proxy materials?

We are providing these proxy materials to you because our Board is asking (technically called soliciting) holders of our common stock to provide proxies to be voted at the Annual Meeting. The Annual Meeting is scheduled for June 5, 2013, commencing at 10:00 a.m. (EDT) at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, PA 19103. Your proxy will be used at the Annual Meeting and at any adjournment or postponement of the Annual Meeting. The accompanying Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card, and the accompanying Annual Report are being mailed to stockholders beginning on or about May 3, 2013.

Are all of the Company’s current directors standing for re-election to the Board at the Annual Meeting?

No. Our Board currently has nine directors. On April 19, 2013, Warren V. (Pete) Musser formally communicated to the Company his decision to retire and resign from our Board, effective as of the Annual Meeting. Based upon Mr. Musser’s decision, our Board decided to not nominate Mr. Musser for re-election at the Annual Meeting.

What will stockholders be voting on?

1.	To elect our Board;

2.	To ratify KPMG LLP as our independent registered public accounting firm;

3.	To approve the compensation of our Named Executive Officers identified herein; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on the record date, April 8, 2013, may vote at the Annual Meeting. There were 28,606,050 shares of our common stock outstanding on April 8, 2013. During the ten days before the Annual Meeting, you may inspect a list of stockholders eligible to vote. If you would like to inspect the list, please call Ralph J. Mauro, our Secretary, at 215-706-5300 to arrange a visit to our offices.

What are the voting rights of the holders of our common stock?

Each outstanding share of our common stock will be entitled to one vote on each matter considered at the Annual Meeting.

How can you vote?

If you are a record holder, meaning your shares are registered in your name, you may vote or submit a proxy:

1. By Telephone—You can vote your shares by a toll-free telephone number by following the instructions provided on the enclosed proxy card. The telephone voting procedures are designed to authenticate a stockholder’s identity to allow a stockholder to vote its shares and confirm that its instructions have been properly recorded. Voting by telephone authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

2. Over the Internet—You can simplify your voting by voting your shares via the Internet as instructed on the enclosed proxy card. The Internet procedures are designed to authenticate a stockholder’s identity to allow a stockholder to vote its shares and confirm that its instructions have been properly recorded. Voting via the Internet authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

3. By Mail—Complete and sign the enclosed proxy card and mail it in the enclosed postage prepaid envelope. Your shares will be voted according to your instructions. If you sign your proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board. Unsigned proxy cards will not be voted.

4. In Person Vote at the Annual Meeting—If you attend the Annual Meeting, you may deliver a completed and signed proxy card in person or you may vote by completing a ballot, which we will provide to you at the Annual Meeting. If you hold your shares through a bank or broker and wish to vote in person, please bring a “legal” proxy from your bank or broker.

Beneficial Owners, Broker Non-Votes and Abstentions

Most of our stockholders hold their shares in “street name” through a broker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. If you hold your shares in street name, your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing your broker, bank or other nominee in how to vote your shares. We encourage you to provide voting instructions to your broker, bank or other nominee.

Brokers, banks, or other nominees that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Brokers, banks, or other nominees will have this discretionary authority with respect to routine matters such as the ratification of the appointment of our independent registered public accounting firm; however, they will not have this discretionary authority with respect to non-routine matters, including each of the other Annual Meeting proposals. With respect to non-routine matters, if beneficial owners do not provide voting instructions, these are called “broker non-votes.” As a result, in the event of a broker non-vote, such beneficial owners’ shares will be included in determining whether a quorum is present, but otherwise will not be counted. In addition, abstentions will be included in determining whether a quorum is present but otherwise will not be counted. Thus, a broker non-vote or an abstention will make a quorum more readily obtainable, but a broker non-vote or an abstention will not otherwise affect the outcome of a vote on a proposal that requires a plurality or majority of the votes cast. We encourage you to provide voting instructions to the organization that holds your shares.

Can you change your vote or revoke your proxy?

You may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

•	notifying our Secretary, Ralph J. Mauro, in writing, at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, PA 19034, that you are revoking your proxy;

•	submitting a later dated proxy card;

•	voting again by telephone or over the Internet; or

•	attending and voting by ballot at the Annual Meeting.

If you are the beneficial owner of shares held in street name, you must submit new voting instructions to your stockbroker, bank, or other nominee pursuant to the instructions you have received from them.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. By using any of the methods discussed above, you will be appointing as your proxies Dawn M. Zier, our President and Chief Executive Officer, and Ralph J. Mauro, our Senior Vice President and General Counsel. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to attend the Annual Meeting, please use the means available to you to vote by proxy so that your shares of common stock may be voted.

How will your proxy vote your shares?

Your proxy will vote according to your instructions. If you choose to vote by mail and complete, sign, and return the enclosed proxy card but do not indicate your vote, your proxy will vote “FOR” the election of the eight director nominees named in Proposal 1, “FOR” Proposal 2, and “FOR” Proposal 3. We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. However, with respect to any other business that properly comes before the Annual Meeting, your proxies are authorized to vote on your behalf using their judgment.

What constitutes a quorum?

The holders of a majority of the 28,606,050 shares of common stock outstanding as of the record date, either present or represented by proxy, constitutes a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. Broker non-votes and abstentions will be counted as present for the purpose of establishing a quorum. If a quorum is not present by attendance at the Annual Meeting or represented by proxy, the stockholders present by attendance at the meeting or by proxy may adjourn the Annual Meeting to a date not more than 120 days after the record date, until a quorum is present. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

What vote is required to approve each matter and how are votes counted?

Proposal 1—Election of Directors—For Proposal 1, the nominees will be elected by a plurality of the votes of the shares present by attendance at the Annual Meeting or represented by proxy and voted. This means that the nominees with the most votes for election will be elected. You may choose to vote or withhold your vote for such nominees. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of a director will not be voted with respect to the director indicated, although it will be counted for the purposes of determining whether there is a quorum.

Proposals 2 and 3—Ratification of Independent Registered Public Accounting Firm and Advisory Vote to Approve Named Executive Officer Compensation,—For Proposals 2 and 3, the affirmative vote of the holders of shares of our common stock having a majority of the votes cast by the holders of all of the shares of our common stock present in person or represented by proxy and voting on such matter. A properly executed proxy marked “ABSTAIN” with respect to these proposals will not be voted, although it will be counted for purposes of determining the number of shares of common stock present in person or represented by proxy and entitled to vote.

Are there other matters to be voted on at the Annual Meeting?

We do not know of any other matters that may come before the Annual Meeting other than Proposals 1 through 3 included herein. If any other matters are properly presented at the Annual Meeting, the persons named as proxies in the enclosed proxy card intend to vote or otherwise act in accordance with their judgment on the matter.

Where can you find the voting results?

Voting results will be reported in a Current Report on Form 8-K, which we will file with the Securities and Exchange Commission (SEC) within four business days following the Annual Meeting.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

The solicitation of proxies is being made on behalf of our Board and we will bear the costs of the solicitation. This solicitation is being made by mail and through the Internet, but also may be made by telephone or in person. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes.

Who is our Independent Registered Public Accounting Firm, and will they be represented at the Annual Meeting?

KPMG LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2012 and audited our financial statements for such fiscal year and our internal control over financial reporting as of December 31, 2012. KPMG LLP has been selected by the Audit Committee to serve in the same role and to provide the same services for the fiscal year ending December 31, 2013. We expect that one or more representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions after the meeting.

Why are you being asked to ratify the selection of KPMG LLP?

Although stockholder approval of our Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee has agreed to reconsider its selection of KPMG LLP, but will not be required to take any action.

What is “householding” and how does it affect me?

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of this Proxy Statement and our Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any such documents to you if you write, e-mail or call our Investor Relations Department at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, PA 19034, ir@nutrisystem.com or 610-228-2100.

If you want to receive separate copies of our Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact our Investor Relations Department, in writing, at the address listed above.

When are stockholder proposals and director nominations for our 2014 Annual Meeting of Stockholders due?

Stockholders interested in submitting a proposal for inclusion in our proxy materials for the 2014 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (Exchange Act). To be eligible for inclusion in our proxy materials, stockholder proposals must be received by our Secretary at our offices at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034, not later than December 26, 2013. If, however, the date of our 2014 Annual Meeting of Stockholders will be on or before May 6, 2014 or on or after July 5, 2014, then the deadline will be a reasonable time before we begin to print and send out our proxy materials. The dates referenced below with respect to proposing an item of business at our 2014 Annual Meeting will not affect any rights of stockholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 of the Exchange Act.

In addition, under our bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Stockholders. These procedures provide that a nomination for director nominee(s) and/or an item of business to be introduced at an Annual Meeting of Stockholders must be submitted in writing to our Secretary at our offices at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034. We must receive written notice of your intention to introduce a nomination or to propose an item of business at our 2014 Annual Meeting:

•	after February 5, 2014, but before March 7, 2014; or

•

if the 2014 Annual Meeting will be held before May 11, 2014 or after June 30, 2014, then no later than the close of business on the tenth day following the date on which notice of the date of the 2014 Annual Meeting of Stockholders is mailed or public disclosure of the date of the 2014 Annual Meeting of Stockholders is made, whichever first occurs.

Any such notice must include all of the information required to be in such notice pursuant to our bylaws.

THE PROPOSALS

PROPOSAL 1—ELECTION OF DIRECTORS

Our bylaws provide that the number of members of our Board shall be as fixed by our Board from time to time. The number of members of our Board is currently fixed at nine, provided that because one of our existing directors has not been nominated for re-election at the Annual Meeting, the number of directorships will be reduced to eight promptly following the Annual Meeting. The first proposal before the stockholders at the Annual Meeting is the election of our Board. Our Board recommends to our stockholders the election of the following designated nominees for election at the Annual Meeting, to serve as directors until the Annual Meeting of Stockholders held in 2014 and the election and qualification of his or her respective successor or until his or her earlier death, removal or resignation: Robert F. Bernstock, Paul Guyardo, Michael J. Hagan, Jay Herratti, Brian P. Tierney, Andrea Weiss, Stephen T. Zarrilli and Dawn M. Zier.

All nominees are presently directors who have consented to be named and have agreed to serve if elected. If this should not be the case, however, the proxies may be voted for a substitute nominee to be designated by the Board, or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting or leave the position(s) vacant.

Biographical information concerning each nominee for election as director is set forth in the section of this Proxy Statement entitled “Our Board of Directors—Our Directors.”

Our Board unanimously recommends a vote “FOR” each of the Board’s eight director nominees listed in Proposal 1 on the enclosed proxy card.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. We are submitting our selection of an independent registered public accounting firm for ratification by our stockholders at the Annual Meeting. KPMG LLP has audited our historical consolidated financial statements for all annual periods since 2002. Representatives of KPMG LLP will be present at the Annual Meeting and will be available to respond to appropriate questions.

Our bylaws do not require that the stockholders ratify the selection of KPMG LLP as our independent registered public accounting firm. However, we are submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders do not ratify the selection, our Board and the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, our Board and the Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such a change would be in the best interests of Nutrisystem and our stockholders.

Our Board unanimously recommends a vote “FOR” Proposal 2.

PROPOSAL 3—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are again providing our stockholders with the opportunity to cast a non-binding advisory vote regarding the compensation of the Named Executive Officers identified in this Proxy Statement. Because we value the input of our stockholders, we have decided to conduct these advisory votes on an annual basis.

Since 2011, we have made major changes to our executive compensation and related governance practices. The scope of this effort is evidenced by the fact that our Compensation Committee met 32 times during 2011 and 2012. The changes include the following:

•	We separated the roles of Chairman and Chief Executive Officer and named Mr. Hagan as our Chairman.

•	Our Compensation Committee engaged a nationally-recognized independent compensation consultant to develop a peer group and formal benchmarks for executive compensation.

•	Mr. Zarrilli, an experienced public company executive, joined our Compensation Committee.

•

Our Compensation Committee determined that target total direct compensation, or TDC (the sum of an executive’s base salary, target annual bonus and grant date fair value of annual equity awards), for each of our Named Executive Officers should approximate the 50th percentile of benchmark data and has adhered to this approach.

•

Our Compensation Committee established different performance measures for our cash and equity incentive programs and moved our performance-based restricted stock unit program to a multi-year performance period.

•

Our Compensation Committee substantially reduced our utilization of time-vested restricted stock. As a result, performance-based restricted stock units (“PRSUs”) now constitute 50% of Named Executive Officers’ annual equity awards.

•	The changes to our equity incentive approach have caused variable pay elements (PRSUs, stock options and target annual bonuses) to constitute more than 50% of each Named Executive Officer’s TDC.

•	Our Board adopted stock ownership guidelines, an anti-hedging policy and a compensation clawback policy.

•	Our Compensation Committee discontinued our use of minimum annual bonuses (except in the first year of an executive’s employment) and minimum annual salary increases.

•

All the individuals who served as our Named Executive Officers at the time of our 2012 Annual Meeting are no longer employed by us. Mr. Clark resigned voluntarily and received no severance benefits. The severance benefits received by Mr. Redling and Mr. Amburgey were limited to their legacy contractual rights.

•

We hired highly qualified new Chief Executive and Chief Marketing Officers and negotiated compensation terms with them that provide for annual TDC that approximates the 50th percentile of benchmark data, that are highly performance-based and that do not include golden parachute excise tax gross-ups or “single trigger” cash severance rights in connection with a change in control.

•

We recently hired our new Chief Financial Officer, whose employment is anticipated to commence within the next 30 days, and we have followed the same approach for his compensation that we used for our new Chief Executive and Chief Marketing Officers.

•	We moved from “single-trigger” to “double trigger” change-in-control vesting in our annual equity incentive awards.

These actions reflect our continuing efforts to enhance our executive compensation programs and to directly address concerns raised by our stockholders. Following these changes, our executive compensation is more strongly linked to corporate performance and more consistent with current best practices. Stockholders are urged to review the “Executive Compensation” section of this Proxy Statement for more information.

We are asking our stockholders to indicate their support for our Named Executive Officer compensation by voting FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2013 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure).”

This is a non-binding advisory vote and, therefore, its outcome does not mandate any particular action. However, our Board and our Compensation Committee will carefully consider the outcome of this vote when making future decisions regarding the compensation of our Named Executive Officers.

Our Board unanimously recommends a vote “FOR” Proposal 3.

OUR BOARD OF DIRECTORS

Our Directors

The current members of our Board are set forth below, other than Warren V. (Pete) Musser, who was not nominated for re-election at the Annual Meeting. Each of the directors set forth below is serving a term set to expire at the Annual Meeting, and each possesses particular experiences, qualifications, attributes and skills, summarized below, to provide meaningful input and guidance to our Board and our management.

Robert F. Bernstock, 62, has served on our Board since December 2005. Since July 2010, Mr. Bernstock has been self-employed as an independent consultant for consumer products companies. Mr. Bernstock previously served as President of the Mailing and Shipping Services division of the United States Postal Service from June 2008 to June 2010. Prior to that, Mr. Bernstock served as Chairman and Chief Executive Officer of SecureSheet Technologies, a private software company, from September 2006 to May 2008, President and Chief Operating Officer of The Scotts Miracle-Gro Company, a marketer of branded consumer lawn and garden products, from October 2005 through September 2006, and President of North America for The Scotts Miracle-Gro Company from May 2003 to September 2005. He was a Senior Vice President and General Manager of The Dial Corporation, a manufacturer of personal-care and household-cleaning products, during 2002 and 2003. Mr. Bernstock was President and Chief Executive Officer and a director of Vlasic Foods International, a manufacturer and marketer of convenience food products, from 1998 to 2001. Prior to that, he held various management positions with Campbell Soup Company from 1985 to 1998, including as Executive Vice President (1997-1998), President of the U.S. Grocery Division (1996-1997), and President of the International Grocery Division (1993-1996). Mr. Bernstock has served as a director of The Pantry, Inc. since October 2005, and he also serves as a director of a number of private companies.

Our Board believes that Mr. Bernstock is qualified to serve on our Board based on the breadth and diversity of his executive leadership experience and marketing experience, as well as his extensive corporate experience in working with diverse boards of directors and overseeing management. This background has provided him with a collection of corporate best practices and strategies to help inform our Board’s general corporate decision-making.

Paul Guyardo, 51, has served on our Board since June 2012. Since 2005, Mr. Guyardo has been the Executive Vice President, Chief Revenue and Marketing Officer for DIRECTV, the nation’s leading satellite television service. Prior to joining DIRECTV, Mr. Guyardo served in a range of positions in marketing, consumer services, and product management with Sears Holdings Corporation (2004 to 2005), Home Shopping Network (1996 to 2004), AT&T (1994 to 1996), and Johnson & Johnson (1991 to 1994). He started his career in the advertising industry representing consumer brands such as Noxzema, Procter & Gamble, and Frito Lay.

Our Board believes that Mr. Guyardo is qualified to serve on our Board based on his experiencing serving in a diverse range of positions in marketing, consumer services, and product management with some of the most recognizable consumer brands.

Michael J. Hagan, 50, has served on our Board since February 2012 and has been Chairman of the Board since April 4, 2012. Mr. Hagan previously served as our Chairman and Chief Executive Officer from December 2002 to May 2008, as our non-executive Chairman from May 2008 to November 2008, and as our Lead Independent Director from February 2012 to April 4, 2012. Since December 2009, Mr. Hagan has been the Chief Executive Officer, President and Chairman of LifeShield, Inc., a national, wireless home security system provider. Previously, Mr. Hagan was the co-founder of Verticalnet Inc., a technology firm that provided supply management software and also created and managed industry specific “vertical” marketplaces, and held a number of executive positions at Verticalnet since its founding in 1995, including Chairman of the Board from 2002 to 2005, President and Chief Executive Officer from 2001 to 2002, Executive Vice President and Chief Operating Officer from 2000 to 2001 and Senior Vice President prior to that time. Mr. Hagan has served as a director of Internet Capital Group, Inc. since June 2007 and Franklin Square Investment Corp. since April 2011. Within the past five years, Mr. Hagan served as a director of Verticalnet Inc. and American Financial Realty Trust.

Our Board believes that Mr. Hagan is qualified to serve on our Board based on his extensive knowledge of the business of Nutrisystem, having previously served as Nutrisystem’s Chief Executive Officer, as well as his significant experience as an entrepreneur and senior executive at other public and private businesses.

Jay Herratti, 46, has served on our Board since April 2013. Since May 2012, Mr. Herratti has focused his efforts on mentoring Internet start-up businesses, leading various professional groups, and providing advisory services. From April 2007 to April 2012, Mr. Herratti was the Chief Executive Officer of CityGrid Media, LLC, an online media company that connects web and mobile publishers with local advertisers. CityGrid Media owns and operates CityGrid, a local content and advertising network, as well as leading consumer brands such as Urbanspoon, Citysearch and InsiderPages. Prior to joining CityGrid Media, Mr. Herratti held other positions at IAC/InterActiveCorp including SVP Strategic Planning, CEO of Evite, Interim CEO of IAC Advertising Solutions, and SVP Strategy for Home Shopping Network. Before joining IAC, Mr. Herratti held the position of SVP e-Business Strategy and Development for Federated Department Stores and prior to that he held senior positions with The Boston Consulting Group and GE Capital. He currently serves as a member of the Board of Directors of Constant Contact. Mr. Herratti has a B.S. in Business & Management from the University of Maryland at College Park, and an MBA from INSEAD in Fontainbleu, France.

Our Board believes Mr. Herratti is qualified to serve on our Board based on his extensive experience in digital and internet-based businesses.

Brian P. Tierney, 56, has served on our Board since February 2003. Since September 2010, Mr. Tierney has served as the Chief Executive Officer of Realtime Media LLC, a digital marketing services firm. Since September 2010, Mr. Tierney has also served as the Chief Executive Officer of Brian Communications, a strategic communications firm. Prior to that, Mr. Tierney was the Publisher of the Philadelphia Inquirer and Daily News and Chief Executive Officer of its parent company, Philadelphia Media Holdings LLC, from June 2006 and August 2006, respectively, until October 2010. In February 2009, Philadelphia Newspapers LLC, a subsidiary of Philadelphia Media Holdings LLC, filed voluntary petitions for reorganization relief pursuant to Chapter 11 of the United States Bankruptcy code. Mr. Tierney previously served as Chairman and Chief Executive Officer of Tierney Holdings LLC, a private investment firm from 2005 to 2006. From 2004 to 2005, he served as Vice Chairman of Advanta Corp., a financial services company that served the small business market. Prior to that, he was the founding partner of T2 Group, a public relations firm, from 2003 until it was sold to Advanta Corp. in 2004. Mr. Tierney also serves on a variety of civic, educational and charitable boards of directors.

Our Board believes that Mr. Tierney is qualified to serve on our Board based on his extensive corporate leadership background, having served as chief executive officer of several businesses, as well as his significant marketing experience.

Andrea Weiss, 57, has served on our Board since March 2013. She is the founder and current President and Chief Executive Officer of Retail Consulting, Inc., a boutique consulting firm specializing in retail and consumer brands, and has served as its President and Chief Executive Officer since its formation in October 2002. She has extensive specialty retail experience having served in several senior executive positions with dELiA*s Inc., The Limited, Inc., Intimate Brands, Inc., Guess, Inc., and Ann Taylor Stores, Inc. Ms. Weiss currently serves on the board of directors of The Pep Boys—Manny, Moe & Jack, Cracker Barrel Old Country Store, Inc. and Chico’s FAS, Inc. Previously, Ms. Weiss served on the boards of directors of GSI Commerce, Inc. from 2006 to 2011 and Ediets.com, Inc. from 2004 to 2009.

Our Board believes that Ms. Weiss is qualified to serve on our Board based on her extensive corporate background in marketing and brand development, specifically in the diet industry, and her public company board experience.

Stephen T. Zarrilli, 52, has served on our Board since December 2003. Since November 1, 2012, Mr. Zarrilli has been Chief Executive Officer of Safeguard Scientifics, Inc., a public company that provides growth equity capital for entrepreneurial and innovative life sciences and technology companies. Prior to his promotion to Chief Executive Officer, Mr. Zarrilli served as the Senior Vice President and Chief Financial Officer of Safeguard Scientifics, Inc. since June 2008. From January 2005 until June 2008, Mr. Zarrilli served as co-founder and Managing Partner of Penn Valley Management Group, LLC, a private-equity investment and consulting firm. From December 2006 to June 2007, Mr. Zarrilli also served on an interim basis as the Acting Chief Financial Officer of Safeguard Scientifics, Inc. Previously, Mr. Zarrilli was the Chief Financial Officer of Fiberlink Communications Corp., a software and services enterprise, from August 2001 to December 2004. Within the past five years, Mr. Zarrilli served as a director of Clarient, Inc. (which was sold to General Electric in 2010). Mr. Zarrilli also serves as a director of several private companies.

Our Board believes that Mr. Zarrilli is qualified to serve on our Board based on his extensive management leadership experience and public company board experience, as well as his extensive financial and accounting expertise in connection with his current and past services as the chief financial officer of public companies.

Dawn M. Zier, 48, has served as our President and Chief Executive Officer and as a member of our Board since November 2012. Before joining us, Ms. Zier served as the President of International at RDA Holding Co., the holding company and parent of The Reader’s Digest Association, Inc., a global media and direct marketing company (the “Reader’s Digest Association”), since April 2011 and as an Executive Vice President of the Reader’s Digest Association since February 2011. From October 2009 to February 2011, Ms. Zier served as President, Europe of the Reader’s Digest Association. Prior to serving in these roles, Ms. Zier served as the President of Global Consumer Marketing for the Reader’s Digest Association from June 2008 to October 2009 and as the President and Chief Executive Officer of Direct Holdings U.S. Corp., a marketer of audio and video products and at such time a subsidiary of the Reader’s Digest Association, from June 2009 to October 2009. From August 2005 to June 2008, Ms. Zier served as the President of North American Consumer Marketing for the Reader’s Digest Association. Ms. Zier also served on the Direct Marketing Education Foundation’s Board of Trustees from 2010 to 2012 and on the Direct Marketing Association’s Board of Directors since 2008, and also as its Secretary since October 2012. From 2005 to 2009 she chaired the Magazine’s Director’s Advisory Committee for the Audit Bureau of Circulations.

Our Board believes that Ms. Zier is qualified to serve on our Board based on her extensive management leadership experience, which has provided Ms. Zier with significant knowledge of sound corporate governance practices, as well as her intimate knowledge of the business and affairs of Nutrisystem, as its Chief Executive Officer.

Corporate Governance—Board and Committees

Our Board is responsible for the supervision of our overall affairs. Our Board met on 16 occasions during the year ended December 31, 2012. Regularly scheduled executive sessions of the Board’s independent directors were held as well. Each then current director attended at least 75% of all Board and applicable committee meetings during 2012, except Paul Guyardo who joined our Board in June 2012. Mr. Guyardo was unable to attend a special meeting of the Board in September 2012 due to a speaking engagement to which he had committed prior to his election to our Board. Had he been able to attend that meeting, Mr. Guyardo would have attended over 85% of the Board meetings during 2012 that were held after his election. Directors are encouraged to attend the annual stockholders meeting. Directors Robert F. Bernstock, Michael J. Hagan, Warren V. (Pete) Musser, Brian P. Tierney and Stephen T. Zarrilli, as well as former directors Joseph M. Redling and Michael F. Devine, III, attended our 2012 Annual Meeting.

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Information regarding the members of each committee and their responsibilities is set forth below under “Board Committees.”

Stockholders and other interested parties may write to the Board, any director, any of the committee chairs or the independent directors as a group at: c/o Corporate Secretary, Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034. In addition, stockholders may also communicate by e-mail with our independent directors as a group by sending their correspondence to: nonmanagementdirectors@nutrisystem.com.

Director Independence

Our Board currently consists of nine members, eight of whom our Board has determined are independent directors. The standards relied upon by the Board in affirmatively determining whether a director is “independent,” in compliance with the rules of the NASDAQ Stock Market LLC, are comprised, in part, of those objective standards set forth in the NASDAQ rules. The Board is responsible for ensuring that independent directors do not have a material relationship with us or any of our affiliates or any of our executive officers or his or her affiliates. These guidelines are consistent with the independence requirements of the NASDAQ listing standards and are set forth in our Corporate Governance Guidelines, which are available on our website, www.nutrisystem.com.

The Board, in applying the above-referenced standards, has affirmatively determined that the Company’s current independent directors are: Robert F. Bernstock, Paul Guyardo, Michael J. Hagan, Warren V. (Pete) Musser, Jay Herratti, Brian P. Tierney, Andrea Weiss and Stephen T. Zarrilli.

Board Leadership Structure and Risk Oversight

The Company seeks to maintain an appropriate balance between management and the Board. Our Board does not have a policy regarding the separation of the offices of Chairman of the Board and Chief Executive Officer. Our Board believes that it is important to retain the flexibility to combine or separate the responsibilities of the offices of Chairman of the Board and Chief Executive Officer, as from time to time it may be in the best interests of the Company.

In April 2012, the Board named Mr. Hagan as Chairman. The Board believes that presently it is in the best interests of the Company that the positions of Chairman of the Board and Chief Executive Officer are separate. This policy allows the Chief Executive Officer to focus primarily on leading the day-to-day operations of the Company while the Chairman can focus on leading the Board in the performance of its duties. The Board acknowledges that there may be circumstances in the future when it is in the best interests of the Company to combine the positions of Chairman of the Board and Chief Executive Officer.

The Board is obligated to conduct periodic executive sessions of the directors without those directors who are also executive officers of the Company. These directors shall designate one of their number to preside at each session, although it need not be the same director at each session. The Chairman of the Board, as long as he or she is not a member of management, will chair these meetings.

Management regularly reports on any potential material risks to the Company at each quarterly Board meeting. Our Chief Executive Officer and Chief Financial Officer provide these routine reports. In addition, we had an outside advisor provide a summary risk assessment to management in 2012. Management shared the results of this assessment with the Audit Committee, which in turn shared the results with the Board. Management reports regularly to the full Board, which also considers the Company’s risk factors. While the Board oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

Compensation of Directors

The following table provides information regarding compensation for our non-employee directors for the fiscal year ended December 31, 2012, which reflects the directors’ fees and stock awards described below. The table does not include compensation for reimbursement of travel expenses related to attending Board and Board committee meetings.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Total ($)
Robert F. Bernstock	47,500	64,997	112,497
Michael F. Devine, III (3)	45,000	64,997	109,997
Paul Guyardo	19,904	64,997	84,901
Michael J. Hagan	61,154	64,997	126,151
Laura W. Lang (4)	15,192	—	15,192
Theodore J. (Ted) Leonsis (4)	17,363	—	17,363
Warren V. (Pete) Musser	45,000	64,997	109,997
Brian P. Tierney	45,000	64,997	109,997
Stephen T. Zarrilli	65,000	64,997	129,997

(1)	The values reported in the Stock Awards column reflect grants to each of our non-employee directors of 6,126 shares of fully vested common stock on June 6, 2012. These values were calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 (formerly Statement of Financial Accounting Standards No. 123(R)).
(2)	Paul Guyardo held 9,425 shares of unvested restricted stock on December 31, 2012. Michael J. Hagan held 8,787 shares of unvested restricted stock on December 31, 2012.
(3)	On March 3, 2013, Michael F. Devine, III resigned from his position on our Board.
(4)	Laura W. Lang and Theodore J. (Ted) Leonsis were not nominated by our Board for re-election at the 2012 Annual Meeting on June 6, 2012.

Employee directors do not receive any additional compensation for their service as directors.

Non-employee directors are compensated pursuant to our Compensation Policy for Non-Employee Directors. That policy provides that, upon initial appointment or election to the Board of Directors, a new non-employee director receives shares of restricted stock with a value of $100,000. These shares vest in three equal installments on the first three anniversaries of the date of grant, subject in each case to the director’s continued service to us through the applicable vesting date. The number of restricted shares subject to each such award is determined by dividing $100,000 by the closing price per share of our common stock on the date of grant, rounded to the nearest whole number.

Non-employee directors also receive an annual retainer grant of common stock with a value of $65,000. These shares are fully vested on the date of grant, but may not be transferred until the first anniversary of the date of grant. The number of shares subject to each such grant is determined by dividing $65,000 by the closing price per share of our common stock on the date of grant, rounded to the nearest whole number. For 2013, non-employee directors (other than Warren V. (Pete) Musser who is retiring and resigning effective as of the Annual Meeting and, therefore, was not nominated for re-election) will receive this grant on the date of the 2013 Annual Meeting of Stockholders.

Each non-employee director also receives an annual cash retainer of $35,000. Additional fees are paid for committee service, as described below. Our Non-Executive Chairman receives an additional retainer of $30,000 per year. The chairs of the Audit, Compensation and Nominating and Corporate Governance Committees receive additional annual retainers of $20,000, $10,000 and $7,500, respectively. Non-chair members of the Audit Committee receive an additional annual cash retainer of $10,000. Non-chair members of committees other than the Audit Committee receive additional annual cash retainers of $5,000.

Board Committees

Audit Committee. The Audit Committee was established by the Board for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the Company’s financial statements and the Company’s internal control over financial reporting.

The members of the Audit Committee are Stephen T. Zarrilli (Chairman), Warren V. (Pete) Musser and Andrea Weiss. In the opinion of the Board, all the members of the Committee meet the NASDAQ and SEC independence requirements. The Board has determined that the Audit Committee Chairman, Mr. Zarrilli, qualifies as an Audit Committee Financial Expert as defined by the rules of the SEC in Item 407(d)(5) of Regulation S-K. For the relevant experience of Mr. Zarrilli that qualifies him as an audit committee financial expert, please see his biographical information in “Our Board of Directors—Our Directors.” Jay Herratti, who was elected to the Board in April 2013, has agreed to serve on our Audit Committee effective as of our Annual Meeting.

The Audit Committee operates under a charter adopted by the Board that governs its responsibilities. Copies of the Audit Committee charter can be obtained free of charge from the Company’s website, www.nutrisystem.com, or by contacting the Company to the attention of the Secretary at our offices at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034. The Audit Committee appoints the Company’s independent registered public accounting firm, oversees its independence and monitors the integrity of the Company’s financial reporting process and system of internal controls. The Audit Committee meets quarterly with the Company’s principal financial and accounting officers and independent registered public accounting firm to review the scope of auditing procedures, the Company’s policies relating to generally accepted accounting principles, and to discuss results of the quarterly reviews and the annual audit of the Company’s consolidated financial statements and internal control over financial reporting.

The Audit Committee met 10 times in 2012.

For information on audit fees, see “Independent Registered Public Accounting Firm.”

Compensation Committee. The members of the Compensation Committee are Brian P. Tierney (Chairman), Robert F. Bernstock and Stephen T. Zarrilli.

The Compensation Committee has responsibility for administering and approving annually all elements of compensation for senior management. It also reviews and approves the Company’s incentive compensation plans and equity-based plans. The Committee also advises and makes recommendations to the Board on non-management director compensation. The Committee has the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion. In addition, the Committee may, on occasion, approve a pool of equity grants and delegate the authority to the Chief Executive Officer to issue such awards to employees. The Committee reports to stockholders on executive compensation items as required by the SEC. In the opinion of the Board, all the members of the Committee meet the NASDAQ independence requirements. See “Executive Compensation” for additional information with respect to the role of our Compensation Committee.

The Compensation Committee operates under a formal charter adopted by the Board that governs its responsibilities. Copies of the Compensation Committee charter can be obtained free of charge from the Company’s website, www.nutrisystem.com, or by contacting the Company to the attention of the Secretary at our offices at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034.

The Compensation Committee met 18 times in 2012.

Compensation Committee Interlocks and Insider Participation. During 2012 and as of the date of this Proxy Statement, none of the members of the Compensation Committee was or is an officer or employee of the Company, and no executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Company’s Compensation Committee or Board of Directors.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Robert F. Bernstock (Chairman), Paul Guyardo and Stephen T. Zarrilli. This Committee is responsible for recommending to the Board the structure and operations of the Board and the responsibilities, structure and operation of each Board committee. Additionally, this Committee recommends qualified candidates to the Board for election as directors, including the slate of directors that the Board proposes for election by stockholders at annual meetings. While the Committee does not have a formal diversity “policy,” the Committee recommends candidates based upon many factors, including the diversity of their business or professional experience, the diversity of their background and their array of talents and perspectives. We believe that the Committee’s existing nominations process is designed to identify the best possible nominees for the Board, regardless of the nominee’s gender, racial background, religion, or ethnicity. The Committee identifies candidates through a variety of means, including recommendations from members of the Board and suggestions from our management including our Chief Executive Officer. In addition, the Committee considers candidates recommended by third parties, including stockholders. The Committee gives the same consideration to candidates recommended by stockholders as those candidates recommended by members of our Board. Stockholders wishing to recommend director candidates for consideration by the Committee may do so by writing to our Secretary and giving the recommended candidate’s name, biographical data and qualifications.

The Nominating and Corporate Governance Committee operates under a formal charter adopted by the Board that governs its responsibilities. Copies of the Nominating and Corporate Governance Committee charter can be obtained free of charge from the Company’s website, www.nutrisystem.com, or by contacting the Company to the attention of the Secretary at our offices at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034.

The Nominating and Corporate Governance Committee met 7 times in 2012.

Code of Conduct

The Board has adopted a Code of Conduct which outlines the principles, policies and laws that govern our activities and establishes guidelines for conduct in the workplace. The Code of Conduct applies to our directors as well as our employees, including senior financial officers. Every director and employee is required to read the Code of Conduct annually. A copy of the Code of Conduct will be supplied free of charge by submitting a request to our Secretary, Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034. A copy of the Code of Conduct is also available on the investor relations section of our website, www.nutrisystem.com.

In the event that we make any amendment to, or grant any waiver including an implicit waiver from, a provision of the Code of Conduct that applies to our principal executive officer, principal financial officer or principal accounting officer or controller, or persons performing similar functions, and that requires disclosure under applicable SEC rules, we intend to disclose the amendment or waiver and the reasons therefor on our website, www.nutrisystem.com, within four business days of the date of the amendment or waiver.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our executive compensation practices have changed substantially in the past two years. These changes are the result of significant efforts by our Compensation Committee to respond to concerns raised by stockholders and evolving market practices. The changes include the following:

•	We separated the roles of Chairman and Chief Executive Officer and named Mr. Hagan as our Chairman.

•	Our Compensation Committee engaged a nationally-recognized independent compensation consultant to develop a peer group and formal benchmarks for executive compensation.

•	Mr. Zarrilli, an experienced public company executive, joined our Compensation Committee.

•	Our Compensation Committee determined that TDC for each of our Named Executive Officers should approximate the 50th percentile of benchmark data and has adhered to this approach.

•	Our Compensation Committee established different performance measures for our cash and equity incentive programs and moved our PRSU program to a multi-year performance period.

•	Our Compensation Committee substantially reduced our utilization of time-vested restricted stock. As a result, PRSUs now constitute 50% of Named Executive Officers’ annual equity awards.

•	The changes to our equity incentive approach have caused variable pay elements (i.e., PRSUs, stock options and target annual bonuses) to constitute more than 50% of each Named Executive Officer’s TDC.

•	Our Board adopted stock ownership guidelines, an anti-hedging policy and a compensation clawback policy.

•	Our Compensation Committee discontinued our use of minimum annual bonuses (except in the first year of an executive’s employment) and minimum annual salary increases.

•

All the individuals who served as our executive officers at the time of our 2012 Annual Meeting are no longer employed by us. Mr. Clark resigned voluntarily and received no severance benefits. The severance benefits received by Mr. Redling and Mr. Amburgey were limited to their legacy contractual rights.

•

We hired highly qualified new Chief Executive and Chief Marketing Officers and negotiated compensation terms with them that provide for annual TDC that approximates the 50th percentile of benchmark data, that are highly performance-based and that do not include golden parachute excise tax gross-ups or “single trigger” cash severance rights.

•

We recently hired our new Chief Financial Officer, whose employment is anticipated to commence within the next 30 days, and we have followed the same approach for his compensation that we used for our new Chief Executive and Chief Marketing Officers.

•	We moved from “single-trigger” to “double trigger” change-in-control vesting in our annual equity incentive awards.

Named Executive Officers

This compensation discussion and analysis provides an overview of the compensation paid for 2012 to the following current or former executive officers, who we refer to herein as our Named Executive Officers:

•	Our President and Chief Executive Officer, Dawn M. Zier;

•	Our former President and Chief Executive Officer, Joseph M. Redling (Mr. Redling’s employment with us ceased on November 9, 2012);

•	Our former Executive Vice President and Chief Financial Officer, David D. Clark (Mr. Clark’s employment with us ceased on April 1, 2013); and

•	Our former Executive Vice President and Chief Marketing Officer, Michael R. Amburgey (Mr. Amburgey’s employment with us ceased on March 6, 2013).

In addition, this compensation discussion and analysis briefly discusses the compensation of Keira Krausz, our new Executive Vice President and Chief Marketing Officer. Although Ms. Krausz is not a Named Executive Officer for purposes of this proxy statement, she is expected to be a Named Executive Officer for purposes of the proxy statement for our 2014 Annual Meeting and her compensation was determined under the same principles we describe in this proxy statement.

Response to 2011 “Say on Pay” Advisory Vote

After less than a majority of our stockholders casting votes on our 2011 “Say on Pay” proposal voted in favor of that proposal, our Compensation Committee understood that a thorough reevaluation of our executive compensation practices was necessary. Following our 2011 Annual Meeting, our Compensation Committee conducted an in-depth analysis of our executive compensation practices and sought the advice of independent consultants and outside counsel to determine how we could better align our compensation practices with the expectations of our stockholders. In addition, we contacted Institutional Shareholder Services (ISS) to discuss and evaluate the issues ISS raised in its recommendation to our stockholders to vote against our 2011 “Say on Pay” proposal. We also contacted the holders of a majority of our outstanding shares and spoke with a number of such stockholders in an effort to better understand and address their concerns. As part of this process, our Compensation Committee met 16 times between the date of our 2011 Annual Meeting and the mailing of the proxy statement for our 2012 Annual Meeting.

As a result of our Compensation Committee’s analysis, in light of the concerns expressed by our stockholders and in recognition of our desire to more closely link executive pay with corporate performance, we changed our compensation and governance practices in several important ways:

•

Consistent with the recommendation of our stockholders casting a majority of the votes at our 2011 Annual Meeting of Stockholders, our Board adopted an annual frequency for advisory votes on executive compensation.

•

We amended the employment agreement of our former Chief Executive Officer to eliminate his guaranteed annual cash bonus and reduce his maximum annual cash bonus opportunity from 150% to 100% of base salary.

•

Our Compensation Committee expanded its engagement of Mercer (US), Inc., a nationally-recognized independent compensation consultant, to include the development of an appropriate peer group and the benchmarking of each Named Executive Officer’s total compensation and individual pay elements. This represents a shift relative to prior years, when no formal benchmarking was performed. This formal benchmarking was a driving factor in 2011 and 2012 compensation decisions.

•	Our Compensation Committee determined that each Named Executive Officer’s TDC for 2012 should approximate the 50th percentile of the benchmark data.

•	Our Compensation Committee revised our PRSU program to include multiple-year performance measures.

•	Our Compensation Committee changed the mix of annual equity awards for Named Executive Officers to more heavily emphasize PRSUs over time-vested awards.

•

Our Board adopted stock ownership guidelines that apply to our executive officers and our directors. These guidelines restrict the ability of our executive officers and directors to sell our stock unless they continue to hold certain threshold amounts of our stock (the thresholds differ by position, but in each case are material). The guidelines are intended to focus our executive officers and directors on the long-term interests of the Company and its stockholders.

•

Our Board adopted a compensation clawback policy and an anti-hedging policy. These new policies are consistent with principles of sound corporate governance and reduce the likelihood of excessive risk taking by our executive officers.

Response to 2012 “Say on Pay” Advisory Vote

At our 2012 Annual Meeting, approximately 66% of our stockholders casting votes on our 2012 “Say on Pay” proposal voted in favor of that proposal. By comparison, at our 2011 Annual Meeting, approximately 41% of our stockholders casting votes on our 2011 “Say on Pay” proposal voted in favor of that proposal. Our Compensation Committee interpreted this as a favorable response to the many significant compensation and governance changes we had made since our 2011 Annual Meeting. Our Compensation Committee believes that many of the stockholders still voting against the proposal did so not because they object to our compensation practices as revised, but rather because they are reluctant to indicate their approval before those revised practices are fully implemented (and/or until the results of those revised practices are fully realized). Accordingly, we continue to work to implement our revised compensation practices and continue to engage with stockholders and their advisors to explain our revised compensation practices and hear any concerns they continue to have.

For example, since our 2012 Annual Meeting:

•	We completed the separation of our former Chief Executive and Chief Marketing Officers. In each case, their severance benefits were limited to their legacy contractual rights.

•

We identified and hired a highly qualified new Chief Executive Officer and designed an appropriate compensation structure for her. In doing so, our Compensation Committee adhered to its stated goal of setting TDC (and each element of TDC) at approximately the 50th percentile of benchmark data. The result was both a material reduction in TDC and a reallocation of TDC elements, as reflected in the following chart (for clarity, we omit 2012 because due to our leadership transition, neither our new or former Chief Executive Officer had a full year of compensation in 2012):

•

Our Compensation Committee also negotiated other aspects of our new Chief Executive Officer’s compensation arrangements to be more Company favorable. For example, no portion of her annual bonus is guaranteed after 2013, no cost of living increases in her base salary are ever guaranteed, she has no golden parachute excise tax gross-up and no single-trigger cash severance.

•

We identified and hired a highly qualified new Chief Marketing Officer and designed an appropriate compensation structure for her using the same principles we employed for our new Chief Executive Officer.

•	Our Compensation Committee reduced the maximum payout under our PRSU awards from 200% to 150% of target.

•

With the input of its independent compensation consultant, our Compensation Committee adopted 2013 annual bonus and PRSU performance targets intended to drive operational improvements that are critical to our turnaround.

•	Our Compensation Committee eliminated “single-trigger” change in control vesting from our annual equity awards.

Given that the changes we implemented since our 2011 Annual Meeting remain firmly in place, and given that we have continued to enhance our compensation practices since our 2012 Annual Meeting, we hope an even greater portion of our stockholders will vote in favor of our executive compensation practices this year.

Overview of Our Compensation Practices

Our executive compensation practices are intended to be straightforward, transparent and reflective of modern notions of good corporate governance. The material elements of our current executive compensation practices can be understood by reviewing the following list of what we do and do not do:

What we do:

•

Retain a nationally recognized, independent compensation consultant to develop an appropriate compensation peer group and benchmark data, to help our Compensation Committee select appropriate performance measures and goals and to advise our Compensation Committee regarding evolving compensation best practices

•	Set each Named Executive Officer’s TDC, and each element of TDC, to approximate the 50th percentile of benchmark data

•	Maintain both short and long-term incentive programs with distinct performance measures

•	Use variable pay elements (PRSUs, stock options and annual bonuses) to compose the majority of TDC

•	Require compliance with our stock ownership guideline to ensure executive officers’ and directors’ financial interests are closely aligned with the long-term financial interests of stockholders

•	Mitigate compensation related risks by maintaining clawback and anti-hedging policies

•	Require our Named Executive Officers to enter into reasonable non-competition and non-solicitation covenants

What we don’t do:

•	Provide golden parachute excise tax or other tax gross-ups

•	Provide material perquisites

•	Include “single-trigger” change in control vesting in annual equity awards

•	Provide “single-trigger” change in control cash severance rights

•	Pay dividends on unearned PRSUs

•	Reprice stock options without stockholder approval

Role of Consultants

As noted above, the Compensation Committee engaged Mercer in 2011and 2012 to assist in the evaluation of executive officer compensation programs. Mercer was paid $31,587 for executive compensation consulting to the Compensation Committee in 2012. The scope of Mercer’s engagement by the Compensation Committee in

2012 was to review the compensation structure and make recommendations for certain levels of management, review the performance metrics design for our annual incentive and performance share plans and assist with recommendations for our new Chief Executive Officer’s employment agreement. Mercer performed these services solely on behalf of the Compensation Committee and continues to advise the Compensation Committee in 2013.

In 2012, Mercer also provided services to the Company that were unrelated to executive officer compensation. Specifically, the Company’s management retained Mercer in 2012 to provide advice with respect to the compensation of our sales department. Mercer’s selection for this additional project was not specifically directed or approved by the Compensation Committee. In addition, the Mercer consultant involved in this additional project was not the same individual that provides advice to the Compensation Committee.

Mercer is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (MMC). Marsh Inc., a separate and independent operating subsidy of MMC, was also engaged in 2012 by management to perform various insurance brokerage and related services for us, unrelated to executive compensation. For these services, we paid Marsh Inc. $169,631 in 2012. The Compensation Committee did not specifically approve or otherwise participate in the selection of Marsh Inc. as our insurance broker.

Because of the policies and procedures Mercer and the Compensation Committee have in place, the Compensation Committee is confident that the advice it receives from the individual executive compensation consultant at Mercer is objective and is not influenced by Mercer’s or its affiliates’ relationships with the Company and that such other relationships do not raise any conflict of interest. Mercer’s policies and procedures include the following:

•	the consultant receives no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;

•	the consultant is not responsible for selling other Mercer or affiliate services to the Company;

•

Mercer’s professional standards prohibit the individual consultant from considering any other relationships Mercer or its affiliates may have with the Company in rendering his or her advice and recommendations;

•	the consultant has direct access to the Compensation Committee without management intervention;

•	the Compensation Committee has the sole authority to retain and terminate Mercer; and

•	the Compensation Committee evaluates the quality and objectivity of the services provided by Mercer each year and determines whether to continue to retain Mercer.

In addition, we engaged ISS Corporate Services (“ICS”) in 2012 and 2013 to assist in our analysis of the relationship between our executive compensation and corporate performance. Neither ICS nor any of its affiliates performs any other services for us and, accordingly, the Compensation Committee has concluded that ICS’s work for us does not raise any conflict of interest.

Peer Group and Benchmarking

The Compensation Committee engaged in formal benchmarking in 2012 with respect to annual compensation decisions. The benchmarking used two reference points to assess competitive compensation levels: peer group data and data from broad-based market surveys of companies with revenues less than $600 million and averaging $450 million (which approximates the Company’s average annual revenues for the past three years). With advice from Mercer, the Compensation Committee selected the companies set forth in the table below as our peer group:

Weight Watchers International Inc.	Orbitz Worldwide Inc.	VistaprintNv
USA NA Health Sciences	Digital River Inc.	Quinstreet Inc.
Blue Nile Inc.	Schiff Nutrition International Inc.

Each of these peer group companies has a business orientation that is similar to ours, in that it is either a provider of weight management services, nutrition products or online or direct marketing services. The annual revenues for these peer group companies ranged from 40% to 285% of our annual revenue (in each case determined based on each company’s most recently completed fiscal year as of mid-2011, when this peer group was developed). Without the inclusion of Weight Watchers, the upper bound of the peer group’s revenue range would have been 150% our annual revenue. However, given the competition between that business and ours, the Compensation Committee concluded that the inclusion of Weight Watchers in the peer group was appropriate. The median annual revenue for the peer group was approximately equal to our annual revenue (again, determined using each company’s most recently completed fiscal year as of the time the peer group was developed).

For benchmarking purposes, the peer group and market survey data were weighted evenly. The resulting data source is referred to in this discussion as “benchmark data.” This benchmark data was used in 2012 when we evaluated each compensation component (in particular, with respect to the size and mix of equity awards) and total compensation levels.

In 2012, the Compensation Committee determined that TDC for all Named Executive Officers would approximate the 50th percentile of the benchmark data. The Compensation Committee continues to adhere to this approach in 2013.

Cessation of Employment of Former Chief Executive Officer

As noted above, the Compensation Committee determined that 2012 TDC for all of our Named Executive Officers would approximate the 50th percentile of the benchmark data. The result of this decision with respect to Mr. Redling was a reduction of his 2012 TDC versus 2011 (which itself reflected a substantial reduction versus 2010). After completing 2012 compensation decisions, the Compensation Committee approached Mr. Redling regarding the scheduled expiration of his current employment agreement on September 30, 2012 and the terms on which it would propose to renew that agreement.

As a result of its re-evaluation of our executive compensation practices, the Compensation Committee indicated that it could not renew his employment agreement on the existing terms, but rather would propose several material modifications. To enable the Compensation Committee to set each element of Mr. Redling’s TDC at the 50th percentile of the benchmark data, the proposed modifications included a substantial reduction in Mr. Redling’s base salary. In addition, in order to conform the new agreement to current best practices, the proposed modification included (among other things) the elimination of the automatic annual increase in his base salary, the “single-trigger” elements of his change in control severance rights and his golden parachute excise tax gross-up.

After discussion with the Board, Mr. Redling informed the Board that he would be unwilling to continue his employment on the terms proposed. The Board then advised Mr. Redling that, in the absence of the proposed changes to the terms of his employment, it would need to provide notice of non-renewal of his employment agreement (which would, in turn, trigger his right to severance benefits). Because the parties determined that a mutually acceptable compromise would not be possible, Mr. Redling and the Board agreed that his employment would cease effective September 30, 2012 and that such cessation will be treated as a termination “without cause.” After a brief extension to enable the Company to complete its hiring of Ms. Zier, Mr. Redling’s employment ceased on November 9, 2012 and he became entitled to receive the severance benefits contemplated by his agreements with the Company, as described below under the heading “Payments and Potential Payments Upon Termination or Change in Control.”

Compensation for New Chief Executive Officer

When hiring Ms. Zier, our new Chief Executive Officer, our Compensation Committee was determined to establish an effective and appropriate compensation structure for her that reflects our reformed compensation philosophy and practices. The design objectives therefore included:

•	Cause TDC to approximate the 50th percentile of benchmark data,

•	Provide a majority of TDC through variable pay elements,

•	Do not provide any golden parachute excise tax gross-up, and

•	Do not provide any “single trigger” cash severance rights upon a change in control.

The Compensation Committee was pleased to be able to accomplish all these objectives for Ms. Zier (and, incidentally, for Keira Krausz as well, our new Chief Marketing Officer, who is an executive officer and we expect she will be listed as a Named Executive Officer in our 2014 Annual Meeting proxy statement).

Specifically, Ms. Zier’s 2013 TDC consists of base salary of $600,000, a target annual bonus of $500,000 and a target annual equity award of $850,000 (composed of 50% PRSUs, 25% time-vested stock options and 25% time-vested restricted stock). Thus, her total 2013 TDC is $1,950,000, which approximates the 50th percentile of the benchmark data. Fifty-eight percent of her TDC is composed of variable pay elements (annual bonus, PRSUs and stock options). Finally, Ms. Zier has no “single-trigger” cash severance rights and no entitlement to a golden parachute excise tax gross-up.

The other material elements of Ms. Zier’s compensation package included an “inducement” grant and a “replacement” grant made to her upon commencement of her employment. The inducement grant was made to induce Ms. Zier to accept our offer of employment and consisted of a time-vested stock option award with a grant date fair value of $300,000 and a PRSU award with a grant date fair value of $300,000. The PRSU award may be earned based on our total stockholder return (“TSR”) performance of the Company relative to the Russell 3000 Index for the three-year period beginning January 1, 2013. In contrast to inducement grants made by us to other Named Executive Officers, this inducement grant consisted entirely of variable elements and was limited to one times base salary. The size and terms of this grant were based on input from Mercer regarding prevailing market practices.

The replacement grant was a separate award consisting of $800,000 worth of restricted stock, subject to time-based vesting over two years, and a $500,000 signing bonus that is subject to repayment if Ms. Zier is terminated for cause or resigns without good reason before the second anniversary of her hire. The vesting and repayment conditions of these awards lapse upon a change in control. This replacement grant was made because, by accepting our offer, Ms. Zier forfeited the right to receive earned cash incentives from her prior employer worth approximately $1,300,000. While mindful that the replacement grant to Ms. Zier has features distinct from our annual equity awards to Named Executive Officers (two-year time-based vesting, acceleration upon change in control, time-vested cash element), the Compensation Committee concluded that the replacement award was necessary and appropriate to secure the employment of the Board’s chosen candidate on its desired timetable. While the two-year vesting period of the grant is short relative to the typical three or four-year vesting periods of our annual equity awards, the grant replaced cash that would have been payable to Ms. Zier within 180 days or less. Insofar as 62% of this grant consists of stock and because Ms. Zier must generally remain employed for at least two years to earn the full benefit of the grant, the Compensation Committee was able to convince Ms. Zier to exchange imminent and unrestricted cash for a grant substantially tied to our stock value with a meaningful retention feature.

Ms. Zier’s compensation package also includes certain severance rights that, while meaningful, are less costly than Mr. Redling’s severance rights. For a detailed discussion of Ms. Zier’s severance rights, please see below under the heading “Payments and Potential Payments Upon Termination or Change in Control.”

Compensation for New Chief Marketing Officer

The Compensation Committee followed the same principles it applied to Ms. Zier’s compensation arrangements when it established compensation terms for Keira Krausz, our new Chief Marketing Officer.

Under the terms of an employment agreement we entered into with Ms. Krausz in February 2013, she is paid an annual base salary of $300,000 and is eligible to earn a target annual bonus of 70% of her annual base salary. No portion of her annual bonus is guaranteed for any year. The employment agreement provides that she would receive 2013 annual equity awards with a grant date fair value sufficient to cause her 2013 TDC to approximate the 50th percentile of benchmark data and with terms otherwise substantially consistent with the terms of the 2013 annual equity awards we issued to our other executive officers.

Ms. Krausz received a $25,000 signing bonus upon commencement of her employment, which amount is subject to repayment if we terminate her employment with cause or if she resigns without good reason before the first anniversary of her start date. She also received an inducement equity grant with a grant date fair value of $500,000 (an amount approximately equal to her target annual cash compensation), composed of PRSUs, stock options and restricted stock. This contrasts with her predecessor’s inducement equity award, which had a grant date fair value of $1,000,000 and was composed entirely of restricted stock.

Compensation for New Chief Financial Officer

We recently hired our new Chief Financial Officer, whose employment is anticipated to commence within the next 30 days and, consistent with the approach for compensation that we used for our new Chief Executive and Chief Marketing Officers, his TDC approximates the 50th percentile of benchmark data. Our new Chief Financial Officer will also receive a 2013 annual equity award with terms otherwise substantially consistent with the terms of the 2013 annual equity awards we issued to our other executive officers. He will also receive an inducement equity grant with a grant date fair value of $300,000 (an amount equal to his annual base salary), composed of PRSUs, stock options and restricted stock.

Compensation Components

The principal elements of our Named Executive Officers’ compensation are base salary, annual cash bonuses, and equity incentive awards. Each of the components is discussed below.

Base Salary.

As with each of the elements of TDC, the Compensation Committee seeks to set our Named Executive Officers’ base salaries at approximately the 50th percentile of benchmark data for their respective positions. Named Executive Officers’ initial base salaries are stated in their employment agreements and are therefore generally not lowered. Base salaries are re-evaluated annually to determine whether adjustments are appropriate given changes in the benchmark data or in executive responsibilities. Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to changes to the base salary of our executive officers, other than herself. Our Compensation Committee determines and approves any changes to the base salaries of our Chief Executive Officer and our other Named Executive Officers.

During 2012, the Compensation Committee increased Mr. Clark’s base salary from $301,638 to $312,000. Neither Mr. Redling nor Mr. Amburgey received a base salary increase for 2012. Neither Mr. Clark nor Mr. Amburgey received a base salary increase for 2013.

Ms. Zier’s initial base salary was set at $600,000 upon her hire (more than $100,000 less than Mr. Redling’s 2012 base salary) and was not adjusted in 2013.

Performance-Based Cash Bonus.

Each of our Named Executive Officers’ employment agreements contains a contractual right to an annual cash bonus opportunity determined as a percentage of his or her base salary. Again, each Named Executive Officer’s target bonus opportunity is intended to approximate the 50th percentile of benchmark data for this pay element for his or her respective position.

We fulfill our commitment to provide these bonus opportunities to our Named Executive Officers by maintaining an arrangement whereby annual bonuses may be earned based on the attainment of performance goals established in advance.

Messrs. Amburgey, Clark and Redling were each eligible to receive a performance-based cash bonus with respect to 2012. The 2012 threshold, target and maximum cash bonus opportunities for these Named Executive Officers are set forth in the table below:

Named Executive Officer	Threshold	Target	Maximum
J. Redling	$354,297	$602,304	$708,593

D. Clark	$156,000	$234,000	$312,000

M. Amburgey	$112,500	$168,750	$225,000

Because her start date was late in the year, Ms. Zier was not eligible to earn a bonus with respect to 2012.

The Compensation Committee worked with Mercer to establish the performance measures and goals applicable to payment of annual cash bonuses for 2012. These measures and goals also applied to the bonus opportunities for our less senior executives and therefore ensure alignment of efforts within our management team. For 2012, the relevant performance measures and their respective weightings were:

Performance Measure	Relative Weight	Threshold	Target	Max	Actual Attainment
Total Revenue	40%	$420 million	$430 million	$445 million	$397 million

Adjusted EBITDA	40%	$45 million	$50 million	$60 million	$27 million

Specified Retail Revenues	14%	*	*	*	*

D and Medical Program Revenues	3%	*	*	*	*

Specified Program Launch Deadline	3%	*	*	*	*

*	This information is both confidential and competitively sensitive and is therefore not disclosed.

To earn a bonus for any performance measure above the target level, threshold performance was required for all performance measures. The Compensation Committee also reserved “negative discretion” to adjust annual cash bonuses below the amounts otherwise payable based on the objective measures to enable it to discourage excessive risk taking or to take into account other considerations not reflected in the objective measures. While we have not disclosed the threshold, target, maximum and actual levels of attainment of D and Medical Program Revenues and Specified Program Launch Deadline, these objectives, like all of our objectives, were set such that the relative difficulty of achieving the performance levels was consistent with prior years: that is, the target level was designed to be aggressive but achievable. Results achieved above target would require extraordinary efforts and result in a payout above target.

We define Adjusted EBITDA by reference to our financial statements as net loss excluding non-cash employee compensation, certain nonrecurring charges associated with our leadership transition, pending litigation and other items, interest, income taxes and depreciation and amortization. Adjusted EBITDA for the year ended December 31, 2012 can be derived from the net loss reported in our financial statements as follows (in thousands):

Year Ended December 31, 2012
Net loss	$(2,805)

Depreciation and amortization	10,724

Income tax benefit	(3,675)

Interest expense, net	2,034

Non-cash employee compensation, nonrecurring charges associated with leadership transition, pending litigation and other items	21,052

Adjusted EBITDA	$27,330

Because 2012 performance was below threshold levels, no annual bonus was payable to any Named Executive Officer with respect to that year.

The minimum, target and maximum amounts for Ms. Zier’s 2013 annual cash bonus are:

Minimum	Target	Maximum
$250,000	$500,000	$750,000

The Compensation Committee has established the performance measures and goals applicable to Ms. Zier’s 2013 annual cash bonus opportunity. Fifty percent of Ms. Zier’s 2013 annual cash bonus (and the 2013 annual cash bonuses of other senior executives) will be determined based on the Company’s achievement of specified Adjusted EBITDA goals. The Compensation Committee continues to emphasize Adjusted EBITDA in our annual bonus program because it believes Adjusted EBITDA represents the clearest measure of our operational performance. The remaining 50% of Ms. Zier’s 2013 annual cash bonus will be determined based on a number of non-financial goals, including the following: achieving measurable progress on fixing direct marketing fundamentals via the execution of key initiatives to drive acquisition, retention, cross-sell and reactivation; improving customer experience throughout all phases of weight loss journey including improvement of ecommerce platform; building out the innovation pipeline; increasing brand exposure and sampling through retail; ensuring the Company has the right people in the right jobs; recruiting critical hires; and effectively communicating and building relationships with investors. As noted above, for 2013, Ms. Zier has a minimum rather than a threshold bonus amount. This minimum amount (equal to 50% of the target amount) was agreed for one year only because the Compensation Committee agreed that 2013 performance will be influenced by events occurring, and initiatives commenced prior to, her commencement of employment.

Equity Incentives.

Equity incentives have historically represented the largest component of our Named Executive Officers’ compensation, in order to more closely align the interests of our Named Executive Officers with the interests of our stockholders. In recent years the Compensation Committee has used a “portfolio approach” to the grant of equity incentives and has therefore issued a combination of stock options, restricted stock and PRSUs to achieve a balance between the retention and incentive effects of these awards. Again, the grant date fair value of each Named Executive Officer’s annual equity award is intended to approximate the 50th percentile of benchmark data for this pay element for his or her respective position.

Performance-Based Restricted Stock Units.

Our Compensation Committee generally uses PRSUs as the largest part of annual equity awards to Named Executive Officers in order to emphasize the performance-based aspect of our equity incentives.

In 2010, the Compensation Committee committed to grant PRSUs with a series of 1-year performance periods (for 2010, 2011 and 2012) to our then current Named Executive Officers. The performance measure for each year was to be determined annually.

After discussion with Mercer, the Compensation Committee concluded that TSR relative to the Russell 3000 index (“Relative TSR”) was the appropriate performance measure for all PRSUs granted in 2012, as Relative TSR seeks to isolate the value added by management from broader market movements. By 2012, however, the Compensation Committee had concluded that a multiple year performance period was preferable to focus grantees on building stockholder value over a longer period. Accordingly, the Compensation Committee resolved to move to PRSUs with a three-year performance period (3-year PRSUs) for 2012 PRSU awards to Named Executive Officers in excess of prior commitments.

The following performance scale applies to both 1-year and 3-year PRSUs granted in 2012 as part of our annual equity awards:

Relative TSR Performance Achieved	Payout Due as a Percent of Target Award
< 35th percentile	0%
35th percentile	50%
50th percentile	100%
≥ 85th percentile	200%

Linear interpolation will be used to determine payouts for performance in between the 35th, 50th and 85th percentiles.

1-year PRSUs were issued to Mr. Redling and Mr. Clark in 2012 in satisfaction of prior commitments. In light of 2012 performance, no 1-year PRSUs issued during 2012 were earned.

3-year PRSUs were issued to Mr. Clark and Mr. Amburgey as part of their 2012 annual awards, and to Ms. Zier as part of her inducement award (as discussed above).

For each of Mr. Clark and Mr. Amburgey, the Compensation Committee intended PRSUs to constitute half of the value of their total 2012 equity awards. As noted above, Mr. Clark received a combination of 1- and 3-year PRSUs in 2012. No prior commitment had been made to Mr. Amburgey regarding 1-year PRSUs and, accordingly, all PRSUs awarded to Mr. Amburgey in 2012 were 3-year PRSUs.

The 3-year PRSUs issued to Ms. Zier in 2012 as part of her inducement award are substantially similar to the 3-year PRSUs issued to Messrs. Clark and Amburgey, except the performance period for her PRSUs is the three-year period beginning January 1, 2013 and the maximum payout (for performance equal to or greater than the 85th percentile) is 150% rather than 200% of the target award amount.

For 2013, the Compensation Committee intended PRSUs to constitute half of the value of Ms. Zier’s and Ms. Krausz’s annual equity awards. 2013 PRSUs may be earned based on the achievement by the Company of certain goals for cumulative earnings per share (“EPS”), subject to adjustments to remove the impact of the Company’s 2013 severance costs, for the 2-year period ending December 31, 2014.

The use of a 2-year performance period for these PRSUs contrasts with the 3-year performance period used in 2012 and the 1-year performance period used in prior periods. The Compensation Committee remains committed to maintaining distinct short- and long-term incentive programs and, accordingly, does not expect to return to the use of 1-year PRSUs. However, given the current turnaround mission of the Company’s management (where the achievement of certain operational goals in a limited period is imperative), the Compensation Committee shortened the performance period for 2013 PRSU awards to 2-years from its preferred 3-year approach. It is anticipated that the Company will revert to 3-year performance periods for its performance-based equity awards in future years.

Similarly, the Compensation Committee’s use of EPS as the 2013 PRSU performance goal contrasts with its use of Relative TSR as the 2012 PRSU performance goal. While the Compensation Committee believes that Relative TSR is a useful measure of performance under normal circumstances, given the current turnaround mission of management, the Compensation Committee intends for the 2013 PRSUs to focus management attention inward on absolute Company performance during the 2-year performance period of these awards. In selecting EPS as the relevant performance goal, the Company focused again on earnings as a critical measure of operational success, but distinguished the PRSU performance measure from the annual cash bonus performance measure (Adjusted EBITDA). By including interest, taxes, depreciation and amortization in the measure of earnings, the Compensation Committee intends to provide a stronger linkage to longer-term growth in stockholder value. Our 2013 EPS targets were established in consultation with Mercer, our independent compensation consultant.

The performance scale for the 2013 PRSUs is as follows:

Performance Achieved	Payout Due as a Percent of Target Award
Less than 60% of Target	0%
60% of Target	50%
Target	100%
135% of Target or more	150%

Linear interpolation will be used in the event of performance between the listed breakpoints.

Stock Options and Restricted Stock.

The Compensation Committee believes that stock options help to retain and motivate our Named Executive Officers to build stockholder value over the life of the stock option grant because stock options only have value if our stock price appreciates. In the view of the Compensation Committee, stock options represent performance-based compensation. The Compensation Committee continues to believe that awarding a limited amount of time-vested restricted stock remains appropriate as a retention tool.

Annual awards of stock options and restricted stock vest in equal installments of 25% on each of the first four anniversaries of the grant date, provided the Named Executive Officer is employed by us on each vesting date. The stock option grants have a term of seven years, rather than the standard ten years, in order to encourage the more rapid creation of stockholder value.

For 2012, the Compensation Committee intended PRSUs to constitute half of the value of total 2012 equity awards for Messrs. Clark and Amburgey, with the remaining value divided equally between time-vested stock options and time-vested restricted stock.

Similarly, for 2013, the Compensation Committee intended for PRSUs to constitute half of the grant date fair value of Ms. Zier’s and Ms. Krausz’s 2013 annual equity awards and for the remainder to be divided equally between time-vested stock options and time-vested restricted stock.

In prior years, the vesting of stock option and restricted stock awards were subject to full acceleration upon the occurrence of a change in control. In addition, inconsistent acceleration approaches existed for stock option and restricted stock awards in the event of an involuntary termination, death or disability of the grantee. For 2013 annual awards, the Compensation Committee reformed its approach to vesting acceleration to eliminate single-trigger change in control vesting and to apply the following uniform approach to both stock option and restricted stock awards: (1) if the grantee’s employment ceases due to death, disability, termination without cause or resignation with good reason within one year following a change in control, vesting fully accelerates, and (2) if the grantee’s employment ceases due to death, disability, termination without cause or resignation with good reason in any other case, the vesting of only the next tranche accelerates (in each case, subject to execution of a release).

Other Benefits.

We maintain a 401(k) defined contribution program for all eligible employees. We have no other pension or other deferred compensation program for senior executive officers or any other employees. We also provide supplemental long-term disability benefits to our senior executives because caps under our group long-term disability program restrict benefits under that program to a lower percentage of pay than was generally applicable to our other employees.

Employment Agreements

We enter into employment agreements with our Named Executive Officers to attract the individuals we deem most qualified in a highly competitive environment. These employment agreements specify the Named Executive Officer’s base salary and bonus opportunities. In addition, each agreement provides that the Named Executive Officer is eligible to receive certain payments and benefits if his or her employment is involuntarily terminated. These severance arrangements mitigate some of the risk that exists for executive officers working at a smaller company like Nutrisystem. These arrangements are intended to attract and retain qualified executives who have other job alternatives that may appear to them, in the absence of these arrangements, to be less risky. These severance arrangements also serve as consideration for the post-termination non-competition and non-solicitation covenants we require from each of our Named Executive Officers.

Employment Agreement with Ms. Zier

Ms. Zier’s employment agreement specifies her starting salary, target annual bonus opportunity, minimum 2013 bonus amount, replacement cash and equity awards, inducement equity awards and target 2013 annual equity award value, all as described in detail above. The agreement also provides for certain payments and benefits if Ms. Zier’s employment ceases due to a termination by us without cause, by her with good reason or due to her death or disability, all as described below under the heading “Payments and Potential Payments Upon Termination or Change in Control.”

In addition to these items, Ms. Zier’s employment agreement provides that she will serve as a member of the Board during her tenure as Chief Executive Officer and that, during the first two years of Ms. Zier’s tenure, she will receive a temporary housing and transportation allowance of $4,167 per month. The agreement also provides that, during her employment and for two years thereafter, Ms. Zier will be subject to customary non-competition and non-solicitation covenants. Finally, the agreement provides for customary indemnification rights if claims arise against Ms. Zier in her capacity as an officer or director of the Company.

Employment Agreement with Ms. Krausz

Ms. Krausz’s employment agreement specifies her starting salary, target annual bonus opportunity, inducement equity awards and 2013 annual equity award terms, all as described above.

Ms. Krausz’s employment agreement also provides that, if we terminate her employment without cause or if she resigns with good reason, we will continue her base salary and group health benefits for one year, she will remain eligible for a pro-rata annual bonus for the year of termination and, if such termination occurs after the second anniversary of her hire, we will vest the remainder of her inducement stock option and restricted stock awards (all contingent on her execution of a release).

The agreement also provides that Ms. Krausz is subject to a one-year post-termination non-competition covenant and a two-year post-termination non-solicitation covenant.

Terminated Named Executive Officers

As noted above, Messrs. Redling, Clark and Amburgey have each ceased employment with us. Each is bound by customary post-termination non-competition covenants (for two years in the case of Messrs. Redling and Clark, and one year in the case of Mr. Amburgey). In connection with their cessations of employment, Messrs. Redling and Amburgey became entitled to the payments and benefits described below under the heading “Payments and Potential Payments Upon Termination or Change in Control.” There are no other provisions of these executives’ employment agreements that are expected to have continuing relevance.

New Policies

During 2012, we adopted the three new policies described below. The full text of these policies can be found under the heading “Governance Documents” in the “Investor Relations” portion of our website (www.nutrisystem.com).

Stock Ownership Guidelines

Our Board adopted stock ownership guidelines in March 2012 that prohibit sales of our stock by our executive officers and our non-employee directors if those sales would cause such officer’s or director’s stock holdings to fall below the threshold indicated below:

Name	Threshold	Threshold ($)
Chief Executive Officer	5 x base salary	$3,000,000
Other Executive Officers	2 x base salary	*dependent upon salary
Non-Employee Directors	3 x annual base cash retainer	$105,000

For purposes of these guidelines, an officer’s or director’s holdings include vested shares held directly by the officer or director or his/her immediate family members, the intrinsic value of vested stock options and vested but unsettled restricted stock units. These guidelines do not restrict the sale or withholding of shares in connection with the cashless exercise of options or the satisfaction of tax obligations arising in connection with the vesting or settlement of equity awards. Our board may waive these restrictions on a case by case basis, but it is anticipated that waivers will be rare. We further revised these guidelines in 2013 to provide that any pledged Company securities held by our executive officers and directors shall not be considered “owned” shares of Company stock for purposes of these guidelines.

These guidelines, together with our continued use of equity-based compensation, are intended to emphasize the alignment of interests between management and our stockholders in a demonstrable and firm manner, with the objective of encouraging high performance and discouraging inappropriate risk taking.

Anti-Hedging Policy

Our board also adopted an anti-hedging policy during 2012. This policy provides that our directors and executive officers may not directly or indirectly engage in transactions that would have the effect of reducing the economic risk of holding our securities.

Clawback Policy

During 2012, our board also adopted a clawback policy which provides that, if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, we will recalculate all incentive compensation paid or credited to a person covered by the policy for the restated period.

In addition, if any person covered by the policy engages in intentional misconduct that contributes to an erroneous measure of our financial results, then all incentive compensation paid or credited to him or her for the affected period will be recalculated (whether or not a restatement is then required). To the extent the recalculated compensation exceeds the amount previously paid or credited based on the erroneous results, the excess amount must be returned to us (if previously paid) or will be forfeited (if previously credited, but not yet paid). Our Chief Executive Officer, executive vice presidents and senior vice presidents are covered by this policy, as well as anyone else that our Chief Executive Officer or Chief Financial Officer designates.

Role of Management

The Compensation Committee depends on our Chief Executive Officer to evaluate the day to day performance of other executive officers and seeks her input with respect to their compensation. On occasion, the Compensation Committee also solicits input from our Chief Financial Officer and our General Counsel regarding the financial accounting and regulatory considerations associated with proposed compensation arrangements or proposed changes to existing compensation arrangements. As part of this process, management may make specific recommendations to the Compensation Committee and the Compensation Committee carefully considers such recommendations. However, in each case, final determinations are made by the Compensation Committee or the Board.

Tax Considerations

Section 162(m) of the Internal Revenue Code (Section 162(m)) generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer and certain of its other executive officers in excess of $1,000,000 in any year. Compensation that qualifies as performance-based compensation is exempt from the $1,000,000 deductibility cap.

The Compensation Committee considers the deductibility of compensation when designing our programs and authorizing individual awards and seeks to achieve full deductibility when feasible. For example, our PRSUs and our stock option awards are intended to qualify for exemption from the deductibility limit of Section 162(m). However, the Compensation Committee’s ability to exercise discretion and to retain flexibility in the payment of compensation may, in certain circumstances, outweigh the advantages of qualifying all compensation as exempt from the limit of Section 162(m).

Compensation Risk Assessment

We regularly assess risks related to our compensation programs, and our Compensation Committee considers risks related to our compensation programs (especially with respect to our executive compensation programs) when determining how to structure our employees’ compensation. Based on our assessments of our compensation programs, we have concluded that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our company. In reaching this conclusion, the Compensation Committee considered the following aspects of our compensation programs that discourage excessive risk-taking:

•

Incentive awards incorporate multiple measures of performance, which diversifies the risks associated with any single indicator of performance. In addition, cash and equity incentives each have distinct goals, which further diversifies risk.

•	All of our time-vested stock option and restricted stock grants vest over a multi-year period, which encourages grantees to take a long-term view.

•

We have implemented policies specifically intended to mitigate risk, such as our stock ownership guidelines and clawback policy. The stock ownership guidelines that we adopted in 2012 in particular prohibit each of our executive officers from selling our stock if those sales would cause the officer’s stock holdings to fall below specified thresholds, which is intended to further encourage an appropriate long-term focus and to discourage excessively risky decision making.

Compensation Committee Report

Our Committee reviewed and discussed the foregoing “Compensation Discussion and Analysis” with management, and based on such review and discussions, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Brian P. Tierney, Chairman

Robert F. Bernstock

Stephen T. Zarrilli

Summary Compensation Table

The following table sets forth certain information regarding compensation earned for 2010, 2011 and 2012 by our Named Executive Officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)		Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Dawn M. Zier,	2012	62,308	500,000	(2)	1,100,000	(3)	300,000	—	6,088	(4)	1,968,396
Chief Executive Officer

Joseph M. Redling,	2012	626,832	—		222,671	(3)	—	—	2,037,088	(5)	2,886,591
former Chief Executive Officer	2011	704,395	—		858,052		1,125,000	—	24,570		2,712,017
	2010	691,731	—		3,652,077		—	693,000	18,807		5,055,615

David D. Clark,	2012	311,601	—		280,797	(3)	93,442	—	20,679	(6)	706,519
former Chief Financial Officer	2011	299,851	—		160,381		112,500	—	14,546		587,278
	2010	294,616	—		584,327		—	221,250	9,077		1,109,270

Michael R. Amburgey,	2012	300,000	—		270,012	(3)	89,858	—	13,937	(7)	673,807
former Chief Marketing Officer	2011	57,692	60,000		1,000,000		—	—	4,349		1,122,041

(1)	The amounts reported in the Stock Awards and Option Awards columns represent the aggregate grant date fair value calculated in accordance with FASB ASC 718 (formerly Statement of Financial Accounting Standards No. 123(R)). Information concerning these amounts and the assumptions used to calculate these amounts may be found in Item 8, Financial Statements and Supplementary Data and Notes 2 and 11 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed with the SEC on March 12, 2013.
(2)	Amount represents a signing bonus, which Ms. Zier was entitled to receive pursuant to her employment agreement. The signing bonus is subject to repayment if her employment with the Company ceases before the earlier of the second anniversary of her employment commencement and a change in control.
(3)	In accordance with SEC rules, the amounts reported in the Stock Awards column for 2012 include the grant date fair value of PRSUs granted during 2012. The grant date fair value for this purpose is required to be shown even where the PRSUs were not ultimately earned. The following table provides information regarding the grant date value of the 2012 PRSUs based on the expected and maximum performance outcomes, as well as the actual grant date realizable value:

Named Executive Officer	Grant Date Fair Value (i.e., Based on Expected Performance) ($)	Value at Grant Date Assuming Maximum Performance ($)	Actual Realizable Value at Grant Date ($)
D. Zier	300,000	450,000	0
J. Redling	222,671	445,342	0
D. Clark	22,271	44,542	0
D. Clark	164,924	329,848	0
M. Amburgey	180,004	360,008	0

(4)	Amount represents the Company’s payment of temporary housing expenses of $5,770 and the Company’s payment of premiums for supplemental long-term disability coverage of $318.
(5)	Amount represents severance paid to Mr. Redling upon termination of his employment of $2,025,500 and the Company’s premiums for supplemental long-term disability coverage of $11,588.
(6)	Amount represents the Company’s matching contributions under the 401(k) plan of $12,464 and the Company’s payment of premiums for supplemental long-term disability coverage of $8,215.
(7)	Amount represents the Company’s matching contributions under the 401(k) plan of $9,288 and the Company’s payment of premiums for supplemental long-term disability coverage of $4,649.

Grants of Plan-Based Awards Table

The following table summarizes information regarding grants of plan-based awards for the Named Executive Officers during the fiscal year ended December 31, 2012:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dawn M. Zier	11/15/12	—	—	—	—	—	—	—		220,038	(4)	7.31	300,000
	11/15/12	—	—	—	—	—	—	109,439	(3)	—		—	800,000
	11/15/12	—	—	—	20,268	40,536	60,804	—		—		—	300,000

Joseph M. Redling	3/30/12	—	—	—	16,667	33,334	66,668	—		—		—	222,671
	3/30/12	354,297	602,304	708,593	—	—	—	—		—		—	—

David D. Clark	3/30/12	—	—	—	—	—	—	—		30,890	(4)	11.23	93,442
	3/30/12	—	—	—	—	—	—	8,335	(5)	—		—	93,602
	3/30/12	—	—	—	1,667	3,334	6,668	—		—		—	22,271
	3/30/12	—	—	—	6,683	13,365	26,730	—		—		—	164,924
	3/30/12	156,000	234,000	312,000	—	—	—	—		—		—	—

Michael R. Amburgey	3/30/12	—	—	—	—	—	—	—		29,705	(4)	11.23	89,858
	3/30/12	—	—	—	—	—	—	8,015	(5)	—		—	90,008
	3/30/12	—	—	—	7,294	14,587	29,174	—		—		—	180,004
	3/30/12	112,500	168,750	225,000	—	—	—	—		—		—	—

(1)	Amounts represent cash bonus opportunities provided to Named Executive Officers in 2012. The criteria used to determine the amount of the annual bonus payable to each executive is described above under “Performance-Based Cash Bonus.” No portion of these bonus opportunities was ultimately earned.
(2)	Amounts represent PRSUs granted to Named Executive Officers during the 2012 fiscal year. The criteria used to determine the number of PRSUs earned by each Named Executive Officer is described above under “Performance-Based Restricted Stock Units”.
(3)	These shares of restricted stock vest in four equal tranches over the two year period beginning on the date of grant.
(4)	These option awards vest in four equal tranches on the first four anniversaries of the date of grant.
(5)	These shares of restricted stock vest in four equal tranches on the first four anniversaries of the date of grant.
(6)	The amounts reported in the Grant Date Fair Value of Stock and Option Awards column represent the grant date fair value calculated in accordance with FASB ASC 718 (formerly Statement of Financial Accounting Standards No. 123(R)).

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth outstanding equity awards for the Named Executive Officers at December 31, 2012:

	Option Awards								Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($) (2)
Dawn M. Zier	—		220,038		7.31		11/15/2019		109,439	(3)	894,117	20,268	(4)	165,590
Joseph M. Redling	250,000		—		14.37		2/7/2013		—		—	—		—
David D. Clark	6,250	(5)	49,640	(5)		(5)		(5)	35,885	(6)	293,180	6,683	(7)	54,600
Michael R. Amburgey	—		29,705	(8)	11.23		3/30/2019		66,609	(9)	544,196	7,294	(7)	59,592

(1)	This table does not include PRSUs that could have been earned based on relative TSR performance for the one year period ended December 31, 2012, as those awards were not earned.
(2)	The market value is based on the closing stock price of $8.17 on the last day of trading in 2012.
(3)	Time-vested restricted stock awards that vest as set forth in the table below:

Number of Restricted Shares	Vesting Date
27,359	May 15, 2013
27,360	November 15, 2013
27,360	May 15, 2014
27,360	November 15, 2014

(4)	PRSUs that may be earned based on relative TSR performance for the three-year period ending December 31, 2015 and that will vest on that date, to the extent earned. Amount shown assumes performance at threshold level, in accordance with SEC rules.
(5)	Amount includes:

Grant Date	Number of Options Exercisable	Number of Options Unexercisable	Option Exercise Price ($)	Option Expiration Date
7/20/11	6,250	18,750	14.37	July 20, 2018
3/30/12	—	30,890	11.23	March 30, 2019

The unexercisable options become exercisable in four equal tranches on the first four anniversaries of the applicable date of grant.

(6)	Includes 2,500 PRSUs earned with respect to the 2010 fiscal year that vest on March 1, 2013 and 33,385 time-vested restricted stock awards that vest as set forth in the table below:

Number of Restricted Shares	Vesting Schedule
10,000	March 30, 2013
4,200	April 2, 2013
1,950	July 20, 2013
5,000	March 30, 2014
1,950	July 20, 2014
1,950	July 20, 2015
2,083	March 30, 2013
2,084	March 30, 2014
2,084	March 30, 2015
2,084	March 30, 2016

(7)	PRSUs that may be earned based on relative TSR performance for the three-year period ending December 31, 2014 and that vest on March 1, 2015, to the extent earned. Amounts shown assume performance at threshold levels, in accordance with SEC rules.
(8)	These unexercisable options become exercisable in four equal tranches on the first four anniversaries of March 30, 2012 (the date of grant).
(9)	Time-vested restricted stock awards that vest as set forth in the table below:

Number of Restricted Shares	Vesting Date
19,531	October 17, 2013
19,531	October 17, 2014
19,532	October 17, 2015
2,003	March 30, 2013
2,004	March 30, 2014
2,004	March 30, 2015
2,004	March 30, 2016

As noted previously, both Messrs. Amburgey and Clark ceased to be employed by us after December 31, 2012 and, accordingly, neither has or will vest in all the equity awards listed in the preceding tables. In the case of Mr. Clark, he did not vest in equity awards that were otherwise scheduled to vest after the date of his termination (April 1, 2013). In the case of Mr. Amburgey, the vesting of a portion of his equity awards accelerated upon his cessation of employment on March 6, 2013, in accordance with the terms of those awards. For a more detailed description of the payments and benefits received by Mr. Amburgey in connection with his cessation of employment, see below under the heading “Payments and Potential Payments Upon Termination or Change in Control.”

Option Exercises and Stock Vested Table

The following table sets forth information regarding stock vesting for the Named Executive Officers for the fiscal year ended December 31, 2012:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Dawn M. Zier	—	—
Joseph M. Redling	242,778	2,359,378
David D. Clark	32,949	343,563
Michael R. Amburgey	19,531	204,880

(1)	The value realized on vesting of stock awards is based on the closing stock price on the date of vesting.

There were no option exercises by the Named Executive Officers for the fiscal year ended December 31, 2012.

Payments and Potential Payments Upon Termination or Change in Control

Ms. Zier is party to agreements with us that provide for payments and benefits in connection with a change in control or upon termination of her employment with us under certain circumstances, as described in more detail below. Similarly, each of Messrs. Redling, Clark and Amburgey had agreements with us that provided for certain severance rights. As noted above, the employment of Messrs. Redling, Clark and Amburgey ceased on November 9, 2012, April 1, 2013 and March 6, 2013, respectively.

Dawn M. Zier

If Ms. Zier’s employment is terminated by us without cause or by her for good reason, she is entitled to: (i) continuation of her base salary for two years, (ii) continuation of group health coverage for 18 months, (iii) a pro-rata portion of any annual bonus otherwise earned for the year of termination, (iv) her 2013 minimum annual bonus, to the extent not already paid, (v) waiver of the repayment obligation associated with her replacement cash award, (vi) full accelerated vesting of her replacement restricted stock award and her inducement stock option award, (vii) accelerated vesting of the next tranche of her annual restricted stock awards and her annual stock option awards, (viii) a pro-rata portion of her inducement PRSUs, based on actual corporate performance through the end of the performance period, and (viii) payment for 12 months of outplacement services, up to a maximum cost of $50,000.

If Ms. Zier’s employment ceases due to her death or disability, she is entitled to: (i) a pro-rata portion of any annual bonus otherwise earned for the year of termination, (ii) her 2013 minimum annual bonus, to the extent not already paid, (iii) waiver of the repayment obligation associated with her replacement cash award, (iv) a pro-rata portion of her inducement PRSUs, based on actual corporate performance through the end of the performance period, (v) vesting of the next installment of her replacement restricted stock award, and (vi) full vesting of her inducement stock option award.

The payments described above in connection with a termination without cause, resignation for good reason and disability are all conditioned on Ms. Zier’s execution of a general release of claims against us.

In the event of a change of control, her replacement restricted stock award will become fully vested and the repayment obligation associated with her replacement cash award will be waived.

The following table summarizes information regarding potential payments upon a hypothetical termination or a change of control as of December 31, 2012 for Ms. Zier:

Event	Cash Severance ($) (1)	2013 Minimum Bonus ($)	Waiver of Repayment Obligation for Replacement Cash Award ($)	Accelerated Equity Vesting ($) (2)	Other Benefits ($) (3)	Total ($)
Termination without cause or for good reason	1,200,000	250,000	500,000	1,083,350	37,455	3,070,805
Termination due to death or disability	—	250,000	500,000	412,762	—	1,162,762
Change of control	—	—	500,000	1,083,350	—	1,583,350

(1)	Payable in periodic installments over two years.
(2)	Ms. Zier’s 109,439 restricted shares are valued using the closing stock price of $8.17 on December 31, 2012. Amounts also include “in the money” value of her inducement stock option award. No value is attributed to Ms. Zier’s inducement PRSU grant because she is only entitled to a pro-rata portion of those PRSUs based on the portion of the performance period worked by her. However, as of December 31, 2012, the performance period for that award had not yet started and, accordingly, the pro-rata portion would be zero.
(3)	Estimated cost of $23,455 to continue group health benefits for 18 months plus estimated costs of $14,000 to provide 12 months of outplacement assistance.

Joseph M. Redling

Mr. Redling’s employment with us ceased on November 9, 2012. Upon cessation of his employment, we entered into a separation and release agreement with Mr. Redling, under which we confirmed the payments and benefits he was due under his employment and equity incentive award agreements, and he agreed to release any claims he may have had against us and our affiliates.

As a result of his termination, Mr. Redling was entitled to receive (i) a lump sum cash severance payment equal to the sum of (a) his base salary then in effect, (b) his maximum 2012 annual bonus opportunity, (c) a pro-rata portion of his maximum 2012 annual bonus opportunity, and (d) the cost of 12 months’ continuation of his of group life and AD&D insurance coverage, (ii) continued group health coverage for 12 months, (iii) accelerated vesting of all of his time-vested restricted stock awards and his stock option award dated July 20, 2011, and (iv) pro-rata vesting of his PRSU earned with respect to 2010 (pro-rated based on the number of months worked by Mr. Redling in the 36-month period beginning March 1, 2010).

The following table summarizes the payments and benefits actually provided to Mr. Redling as a result of his termination:

Event	Cash Severance ($) (1)	Accelerated Equity Vesting ($) (2)	Benefit Continuation ($) (3)	Total ($)
Termination without cause	2,025,500	1,296,095	15,800	3,337,395

(1)	Lump sum payments representing (i) Mr. Redling’s base salary on the date of his termination of employment ($708,593), (ii) his maximum annual bonus opportunity (100% of his base salary, $708,593), (iii) a pro-rata portion of his maximum annual bonus opportunity ($607,919), and (vi) the cost of 12 months’ of his group life and AD&D insurance coverage ($395).

(2)	Represents the value of 132,075 otherwise unvested restricted shares and 22,222 earned but unvested 2010 PRSUs, based on a closing price of $8.40 on November 9, 2012 (the date of his termination). The amount does not attribute any value to (x) Mr. Redling’s 2012 PRSUs, because none of those PRSUs were earned, nor (y) Mr. Redling’s 2011 stock option award, because that option was “out of the money” at the time of such termination and expired without being exercised.
(3)	This amount reflects the estimated cost to continue group health benefits for 12 months.

David D. Clark

Mr. Clark resigned from employment with us, effective on April 1, 2013. Upon the cessation of his employment, Mr. Clark was not entitled to receive any additional payments from us. However, under SEC rules, we are required to illustrate various hypothetical severance scenarios for him as of December 31, 2012.

If Mr. Clark’s employment had been terminated by us without cause, by him for good reason, or upon our non-renewal of his employment agreement, then in exchange for a mutual general release, we would have (i) paid him a lump sum cash severance payment equal to the sum of (a) 12 months of his base salary, (b) a prorated amount of his maximum annual bonus opportunity (100% of his base salary), and (c) the cost to us of 12 months’ continuation of his group life and AD&D insurance coverage, (ii) continued his group healthcare coverage for 12 months at his normal contribution rates, (iii) reduced his post-termination non-compete from 24 to 12 months, and (iv) vested the next installment of each of his 2009, 2010, 2011 and 2012 restricted stock grants, (v) fully vested his 2011 and 2012 stock option awards, and (vi) vested a pro-rata portion of his earned 2010 PRSUs (pro-rated based on the number of months worked during the 36-month period beginning March 1, 2010). In addition, a pro-rata portion of Mr. Clark’s 2012 PRSU award that was subject to a three-year performance would have remained outstanding and could have vested based on actual performance through the end of the performance period.

If Mr. Clark’s employment had ceased due to his death, we would have (i) paid his estate a lump sum cash payment equal to a prorated amount of his maximum 2012 annual bonus opportunity, (ii) vested the next installment of each of his 2009, 2010, 2011 and 2012 restricted stock grants, (iii) fully vested his 2011 and 2012 stock option awards, (iv) vested a pro-rata portion of his earned 2010 PRSUs, and (v) vested a pro-rata portion of his target 2012 PRSU award that was subject to a three-year performance period.

If Mr. Clark’s employment had terminated on account of his disability, we would have provided Mr. Clark with the same rights due to him upon death, as described above, plus a lump sum cash payment equal to one month of his base salary.

In the event of a change of control, any otherwise unvested restricted stock and stock options held by Mr. Clark would have become fully vested. In addition, his earned 2010 PRSUs would have become fully vested, and his 2012 PRSUs subject to a one-year performance period would have been deemed earned and vested at the maximum level.

The following table summarizes information regarding potential payments upon a hypothetical termination or a change of control as of December 31, 2012 for Mr. Clark:

	Cash Severance ($) (1)	Prorated Bonus ($) (1)	Accelerated Equity Vesting ($)		Benefit Continuation ($) (5)	Total ($)
Termination without cause, for good reason or due to non-renewal of agreement	312,000	312,000	169,389	(2)	15,364	808,753
Termination by death	—	312,000	196,628	(3)	—	508,628
Termination by disability	26,000	312,000	196,628	(3)	—	534,628
Change of control	—	—	347,658	(4)	—	347,658

(1)	Lump sum payments.

(2)	Represents the value of 18,233 otherwise unvested restricted shares and 2,500 earned 2010 PRSUs, based on a closing price of $8.17 on December 31, 2012. The amount does not attribute any value to (x) Mr. Clark’s 2012 PRSUs subject to a one-year performance period, because none of those PRSUs were earned, nor (y) Mr. Clark’s 2011 or 2012 stock option awards, because those options were “out of the money” as of December 31, 2012. A pro-rata portion of Mr. Clark’s 2012 PRSUs subject to a three-year performance period could also have been earned in this scenario based on actual performance through December 31, 2014. However, because performance through December 31, 2012 was below threshold levels, we have not attributed any value to these PRSUs in this cell.
(3)	Represents the value of footnote (2) above, plus the target amount of 2012 PRSUs (3,334 shares) based on a closing price of $8.17 on December 31, 2012.
(4)	Represents the value of 33,385 otherwise unvested restricted shares, the value of 2,500 earned 2010 PRSUs and the maximum amount of 2012 PRSUs subject to a one-year performance period (6,668 shares). The amount does not attribute any value to Mr. Clark’s 2011 or 2012 stock option awards, because those options were “out of the money” as of December 31, 2012.
(5)	These amounts reflect the estimated cost to continue group health, life and AD&D benefits for 12 months.

Michael R. Amburgey

Mr. Amburgey’s employment with us ceased on March 6, 2013. In connection with the termination of his employment, we entered into a customary separation and release agreement with Mr. Amburgey, under which we confirmed the payments and benefits he was due under his employment and equity incentive award agreements, and he agreed to release any claims he may have had against us and our affiliates.

As a result of his termination, Mr. Amburgey was due (i) a lump sum cash severance payment equal to the sum of (a) his base salary then in effect, (b) a pro-rated amount of his annual bonus (calculated as 75% of his base salary) and (c) the cost to us of 12 months’ continuation of his of group life and AD&D insurance coverage, (ii) continued group health coverage for 12 months, (iii) vesting of the next installment of his 2011 and 2012 restricted stock awards, and (iv) full vesting of his March 30, 2012 stock option award. In addition, a pro-rata portion of Mr. Amburgey’s 2012 PRSU award remains outstanding and may be earned based on actual performance through December 14, 2014.

The following table summarizes the payments and benefits actually provided to Mr. Amburgey as a result of his termination:

Event	Cash Severance ($) (1)	Accelerated Equity Vesting ($) (2)	Benefit Continuation ($) (3)	Total ($)
Termination without cause	352,313	180,886	15,702	548,901

(1)	Lump sum payments representing (i) Mr. Amburgey’s base salary on the date of his termination of employment ($300,000), (ii) a pro-rata portion of his maximum 2012 annual bonus opportunity ($40,068), and (iii) the cost of 12 months’ of his group life and AD&D insurance coverage ($12,245).
(2)	Represents the value of 21,534 otherwise unvested restricted shares that vested as a result of Mr. Amburgey’s termination based on a closing price of $8.40 on March 6, 2013 (the date of his termination). The amount does not include any amount attributable to Mr. Amburgey’s 2012 stock option award, because that option was “out of the money” at the time of his termination. In addition, while a pro-rata portion of Mr. Amburgey’s 2012 PRSU award remains outstanding and may still be earned based on future performance, no value has been attributed to those PRSUs here because performance through December 31, 2012 was below threshold levels.
(3)	This amount reflects the estimated cost to continue group health benefits for 12 months.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. KPMG LLP, the Company’s independent registered public accounting firm for 2012, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting.

In this context, the committee has reviewed and discussed with management and KPMG LLP the audited financial statements for the year ended December 31, 2012 and KPMG LLP’s evaluation of the Company’s internal control over financial reporting at December 31, 2012. The committee has discussed with KPMG LLP the matters that are required to be discussed under Public Company Accounting Oversight Board standards, including Statement on Auditing Standards No. 61. KPMG LLP has provided to the committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the committee has discussed with KPMG LLP that firm’s independence.

Based on the review and discussions referred to above, the committee recommended to our Board that the audited financial statements for the year ended December 31, 2012 be included in our Annual Report on Form 10-K for 2012 for filing with the SEC. This report is provided by the following independent directors, who comprise the committee:

Stephen T. Zarrilli, Chairman

Warren V. (Pete) Musser

Andrea Weiss

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS – DECEMBER 31, 2012

Plan category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights (#)		(b) Weighted-average exercise price of outstanding options, warrants and rights ($)		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders	807,272	(1)	11.65	(2)	2,423,551
Equity compensation plans not approved by security holders	—		—		—

(1)	Consists of 674,082 shares of our common stock issuable upon the exercise of outstanding stock options and 133,190 shares of our common stock subject to outstanding restricted stock unit awards under our equity incentive plans.
(2)	Excludes 133,190 shares of our common stock subject to outstanding restricted stock unit awards which do not have an exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows as of April 8, 2013, the amount and percentage of our issued common stock beneficially owned by each person who is known by us to beneficially own more than 5% of our issued common stock:

Name and Address of 5% Beneficial Owner	Shares Beneficially Owned (1)		Percent of Issued Common Stock
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,340,243	(2)	8.2%

Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	2,143,900	(3)	7.5%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,622,111	(4)	5.7%

SunTrust Banks 303 Peachtree St., N.E. Atlanta, GA 30308	1,544,560	(5)	5.4%

The following table shows as of April 8, 2013, the amount and percentage of our issued common stock beneficially owned (unless otherwise indicated) by each of our (i) directors and nominees for director, (ii) Named Executive Officers and (iii) our directors, nominees for director and current executive officers, as a group:

Name of Beneficial Owner	Shares Beneficially Owned (1) (6)		Shares Acquirable Within 60 Days (7)	Percent of Outstanding Common Stock
Michael R. Amburgey	86,808		—	*
Robert F. Bernstock	24,544		—	*
David D. Clark	97,374		—	*
Paul Guyardo	15,551			*
Michael J. Hagan	14,913		—	*
Jay Herratti	—		—	*
Warren V. (Pete) Musser	12,344	(8)	—	*
Joseph M. Redling	538,398	(9)	—	1.9%
Brian P. Tierney	64,123	(10)	—	*
Andrea Weiss	12,195			*
Stephen T. Zarrilli	18,079		—	*
Dawn M. Zier	134,439			*
All directors, nominees for directors and current executive officers, as a group (11 persons)	373,176		—	1.3%

*	less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. Under those rules and for purposes of the table above (a) if a person has decision making power over either the voting or the disposition of any shares, that person is generally deemed to be a beneficial owner of those shares; (b) if two or more persons have decision making power over either the voting or the disposition of any shares, they will be deemed to share beneficial ownership of those shares, in which case the same shares will be included in share ownership totals for each of those persons; and (c) if a person held options to purchase shares that were exercisable on, or became exercisable within 60 days of, April 8, 2013, that person will be deemed to be the beneficial owner of those shares and those shares (but not shares that are subject to options held by any other stockholder) will be deemed to be outstanding for purposes of computing the percentage of the outstanding shares that are beneficially owned by that person.
(2)	This information is as of December 31, 2012 as disclosed on a Schedule 13G/A filed with the SEC on February 1, 2013.
(3)	This information is as of December 31, 2012 as disclosed on a Schedule 13G filed with the SEC on February 12, 2013.
(4)	This information is as of December 31, 2012 as disclosed on a Schedule 13G filed with the SEC on February 13, 2013.
(5)	This information is as of December 31, 2012 as disclosed on a Schedule 13G filed with the SEC on February 15, 2013.
(6)	Information supplied by officers and directors.
(7)	Unless otherwise noted, reflects the number of shares that could be purchased by exercise of options available at April 8, 2013 or within 60 days thereafter under our stock option plans.
(8)	Mr. Musser has pledged 1,893 shares held directly by him.
(9)	This information is based upon the latest available information in our records.
(10)	The shares set forth as beneficially owned by Mr. Tierney include 4,297 shares that are owned by the Tierney Family Foundation, of which Mr. Tierney is trustee. Mr. Tierney and the Tierney Family Foundation have pledged 57,997 shares held directly by them.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We engaged KPMG LLP, an independent registered public accounting firm, to audit our financial statements for the year ended December 31, 2012. The Audit Committee of the Board has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. We are submitting our selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Our bylaws do not require that the stockholders ratify the selection of KPMG LLP as our independent registered public accounting firm. However, we are submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain KPMG LLP. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions from our stockholders.

The aggregate fees billed to the Company for professional services rendered for the years 2012 and 2011 were as follows:

Audit Fees

The aggregate fees billed by KPMG LLP for professional services for the audit of our annual consolidated financial statements for 2012, the audit of internal control over financial reporting and the review of the consolidated financial statements included in our Forms 10-Q for the first, second and third quarters of 2012 were $423,000.

The aggregate fees billed by KPMG LLP for professional services for the audit of our annual consolidated financial statements for 2011, the audit of internal control over financial reporting and the review of the consolidated financial statements included in our Forms 10-Q for the first, second and third quarters of 2011 were $410,000.

Audit-Related Fees

There were no audit-related fees in 2012 or 2011.

Tax Fees

There were no fees for tax services, including tax consulting, in 2012 or 2011.

All Other Fees

Other than the services described above, KPMG LLP did not provide any other services to the Company in 2012 or 2011.

Pre-approval Policies and Procedures

Under the Sarbanes-Oxley Act of 2002, as amended, the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence. To implement these provisions of the Sarbanes-Oxley Act of 2002, as amended, the SEC has issued rules specifying the types of services that an independent registered public accounting firm may not provide to its audit client, as well as the Audit Committee’s administration of the engagement of the independent registered public accounting firm. Hence, the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

OTHER MATTERS

The Board does not know of any other matter that may be brought before the Annual Meeting. However, if any such other matters are properly brought before the meeting, it is the intention of the proxy agents to vote the shares represented thereby in accordance with the recommendation of the Board on such matters.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of Securities Exchange Act of 1934, as amended, requires that our officers and directors and persons who own more than 10% of our common stock file reports of their ownership with the SEC. Based solely on our review of our records and other publicly available information, during the year ended December 31, 2012, all of the Company’s directors, executive officers, and greater than ten percent stockholders complied with all Section 16(a) filing requirements, except for Dawn M. Zier who had one late filing.

RELATED PARTY TRANSACTIONS

We are not aware of any transaction since January 1, 2012 required to be reported as a related party transaction.

The Company has adopted a Code of Conduct, which is intended to promote legal compliance and ethical behavior of all of the Company’s employees, executive officers and directors. Article XII of the Nutrisystem, Inc. Code of Conduct requires that our Audit Committee, which is composed of independent directors, review and approve all proposed transactions between the Company and any of the Company’s officers or directors, or relatives or affiliates of any such officers or directors, before such transaction is consummated.

Pursuant to Section III.D. of the Company’s Audit Committee charter, and in accordance with NASDAQ Rule 5630(a), our Audit Committee is responsible for reviewing and approving all proposed transactions between the Company and any of the Company’s officers or directors, or relatives or affiliates of any such officers or directors, brought to the Audit Committee’s attention by management before such transaction is consummated.

The Audit Committee has not adopted any specific written procedures for conducting the review of related party transactions. Rather, each transaction is considered in light of the specific facts and circumstances presented. In the course of its review and approval of a transaction, the Audit Committee considers, among other factors it deems appropriate:

•	Whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders;

•	The business reasons for the transaction;

•	Whether the transaction would impair the independence of one or more of the Company’s officers or directors; and

•	Whether the transaction is material, taking into account the significance of the transaction.

ANNUAL REPORT

A copy of our Annual Report is being mailed to our stockholders with this Proxy Statement.

NUTRISYSTEM, INC.

PROXY CARD

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 5, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Dawn M. Zier and Ralph J. Mauro, and each or either of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of our common stock, which the undersigned may be entitled to vote at the Annual Meeting of our Stockholders to be held at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, PA 19103 on Wednesday, June 5, 2013 at 10:00 a.m. (EDT) and at any adjournment or postponement thereof, as follows:

PLEASE REVIEW THE PROXY STATEMENT

AND VOTE TODAY IN ONE OF THREE WAYS:

1. Vote by Internet – Please access www.proxyvote.com, and follow the instructions. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

2. Vote by Telephone – Please call 1-800-690-6903 on a touch-tone phone (toll-free in the U.S. and Canada; standard rates will apply elsewhere). Please follow the instructions. You will be required to provide the unique control number printed above.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

3. Vote by Mail – If you do not wish to vote over the Internet, please sign, date and return this proxy card in the envelope provided.

1.	ELECTION OF DIRECTORS.

☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY
to vote for the nominees listed below

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name on the following list:

Robert F. Bernstock, Paul Guyardo, Michael J. Hagan, Jay Herratti, Brian P. Tierney, Andrea Weiss, Stephen T. Zarrilli and Dawn M. Zier.

2.	RATIFY KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	APPROVE NAMED EXECUTIVE OFFICERS COMPENSATION.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	In their discretion, the proxy holders, on behalf of and at the discretion of our Board of the Directors, are authorized to vote with respect to matters incident to the conduct of the Annual Meeting and upon such other business as may properly come before the Annual Meeting, pursuant to the Securities and Exchange Commission rules, and any adjournment or postponement thereof.

This proxy will be voted as specified. If a choice is not specified, the shares represented by this proxy will be voted “FOR” each director nominee, “FOR” Proposal 2, and “FOR” Proposal 3.

This proxy should be dated, signed by the stockholder(s), and returned promptly to us in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

, 2013
Date

Signature

Signature